EXHIBIT 2.1

MASTER SEPARATION AGREEMENT

by and among

LAZARD LTD,

LAZARD LLC,

LAZ-MD HOLDINGS LLC

and

LFCM HOLDINGS LLC

Dated as of May 10, 2005

3.8	The Second Distribution	30

3.9	Conditions to the Separation and the Recapitalization	30

ARTICLE IV	SURVIVAL AND INDEMNIFICATION	32

4.1	Survival of Agreements	32

4.2	Indemnification by LFCM	32

4.3	Indemnification by Lazard Group	32

4.4	Indemnification by LAZ-MD	33

4.5	Indemnification Obligations Net of Insurance Proceeds and Other Amounts	33

4.6	Procedures for Indemnification of Third Party Claims	34

4.7	Additional Matters	35

4.8	Remedies Cumulative	36

4.9	Survival of Indemnities	36

ARTICLE V	CERTAIN ADDITIONAL COVENANTS RELATING TO THE SEPARATION AND RECAPITALIZATION	36

5.1	Intercompany Agreements; Intercompany Accounts	36

5.2	Guarantee Obligations	37

5.3	Commercially Reasonable Efforts	37

ARTICLE VI	ACCESS TO INFORMATION	38

6.1	Agreement for Exchange of Information	38

6.2	Ownership of Information	39

6.3	Compensation for Providing Information	39

6.4	Record Retention	39

6.5	Limitation of Liability	39

6.6	Other Agreements Providing for Exchange of Information	40

6.7	Production of Witnesses; Records; Cooperation	40

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6.8	Confidentiality	41

6.9	Protective Arrangements	42

ARTICLE VII	NO REPRESENTATIONS OR WARRANTIES	42

7.1	No Representations or Warranties to LFCM	42

7.2	LFCM to Bear Risk	42

7.3	LAZ-MD to Bear Risk	43

7.4	No Representations or Warranties to LAZ-MD	43

ARTICLE VIII	LAZ-MD EXCHANGEABLE INTERESTS	43

8.1	Exchange Rights	43

8.2	Elective Exchange	44

8.3	Mandatory Exchanges	45

8.4	Exchangeable Interests Generally	47

8.5	No Fractional Shares	48

8.6	Taxes	48

8.7	Lazard Ltd Common Stock	48

8.8	Adjustments to LAZ-MD Exchange Ratio	49

8.9	Adjustments to Lazard Group Exchange Ratio	49

8.10	Beneficiaries of This Article	51

ARTICLE IX	RELATIONSHIP AMONG THE PARTIES	51

9.1	Scope of LAZ-MD Operations	51

9.2	Parity of Lazard Group Common Units and Shares of Lazard Ltd Common Stock	51

9.3	Lazard Ltd Expenses	52

ARTICLE X	TERMINATION	52

10.1	Termination	52

10.2	Effect of Termination	52

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ARTICLE XI	MISCELLANEOUS	52

11.1	Representations	52

11.2	Entire Agreement	52

11.3	Expenses	53

11.4	Notices	53

11.5	Amendment, Modification or Waiver	54

11.6	Successors and Assigns; No Third Party Beneficiaries	54

11.7	Counterparts	55

11.8	Negotiation	55

11.9	Specific Performance	55

11.10	Governing Law	55

11.11	Delaware Court	55

11.12	Interpretation; Conflict with Ancillary Agreements	56

11.13	Severability	56

11.14	Additional Parties	56

Exhibits to the Master Separation Agreement

Exhibit A	Form of Administrative Services Agreement

Exhibit B	Form of Amended and Restated Bye-laws of Lazard Ltd

Exhibit C	Form of Business Alliance Agreement

Exhibit D	Form of Employee Benefits Agreement

Exhibit E	Form of Insurance Matters Agreement

Exhibit F	Form of LAZ-MD Stockholders’ Agreement

Exhibit G	Form of LFCM Note

Exhibit H	Form of License Agreement

Exhibit I	Form of Operating Agreement of LAZ-MD Holdings LLC

Exhibit J	Form of Operating Agreement of Lazard Group LLC

Exhibit K	Form of Operating Agreement of LFCM Holdings LLC

Exhibit L	Forms of Retention Agreements

Exhibit M	Form of Tax Receivable Agreement

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MASTER SEPARATION AGREEMENT

This MASTER SEPARATION AGREEMENT (including the schedules hereto, this “Agreement”), dated as of May 10, 2005, by and among Lazard Ltd, a Bermuda exempted company (“Lazard Ltd”), Lazard LLC, a Delaware limited liability company that will be renamed “Lazard Group LLC” (“Lazard Group”), LAZ-MD Holdings LLC, a Delaware limited liability company (formerly known as LF Holdings LLC) (“LAZ-MD”), and LFCM Holdings LLC, a Delaware limited liability company and currently a wholly owned subsidiary of Lazard Group (“LFCM,” and together with Lazard Ltd, Lazard Group and LAZ-MD, the “Parties” and each a “Party”).

RECITALS

WHEREAS, on December 16, 2004, Lazard Ltd, Lazard Group and LAZ-MD Holdings entered into that certain Class B-1 and Class C Members Transaction Agreement relating to Lazard LLC (the “Transaction Agreement”); and

WHEREAS, on the date hereof, the Board of Directors of Lazard Group has determined that it is in the best interests of Lazard Group and its members to separate Lazard Group’s businesses into two separate companies (the “Separation”) and to recapitalize Lazard Group through the Financing Transactions (as defined below) and the First Redemption (as defined below) and Second Redemption (as defined below) and related transactions (the “Recapitalization”), each on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties are entering into this Agreement to set forth the principal corporate transactions required to effect, and the principal terms and conditions of, the Separation and Recapitalization and related transactions and the relationship among the Parties and their respective Subsidiaries (as defined below) after the consummation of the Separation, the Recapitalization and such related transactions; and

WHEREAS, to effect the Separation and Recapitalization, pursuant to the Transaction Agreement and this Agreement, on the date hereof, certain members of Lazard Group shall transfer all of their limited liability company interests in Lazard Group to LAZ-MD in exchange for limited liability company interests in LAZ-MD (the “Exchange”), and simultaneously therewith pursuant to Section 6.02(b) of the Third Amended and Restated Operating Agreement of Lazard LLC, dated as of January 1, 2002, as amended (the “Old Lazard Group Operating Agreement”), all other limited liability company interests in Lazard Group shall be transferred to LAZ-MD in exchange for limited liability company interests in LAZ-MD and the admission of LAZ-MD as the sole member of Lazard Group, on the terms and subject to the conditions set forth in this Agreement (the “Forced Sale”); and

WHEREAS, on the date hereof after consummation of the Forced Sale, the Old Lazard Group Operating Agreement shall be amended and restated in accordance with the terms thereof to read in its entirety as the New Lazard Group Operating Agreement (as defined below), effective immediately upon execution thereof; and

WHEREAS, on the date hereof after the consummation of the Forced Sale and effectiveness of the New Lazard Group Operating Agreement, Lazard Group is filing a Certificate of Amendment with the Secretary of State of the State of Delaware to reflect the change in Lazard Group’s name from “Lazard LLC” to “Lazard Group LLC”; and

WHEREAS, to effect the Recapitalization, on the date hereof immediately after the effectiveness of the New Lazard Group Operating Agreement, LAZ-MD shall redeem the LAZ-MD Redeemable Interests (as defined below) in full in exchange for the Lazard Group Redeemable Interests (as defined below), on the terms and subject to the conditions set forth in this Agreement (the “First Redemption”); and

WHEREAS, to effect the Separation, on the date hereof immediately after the First Redemption, Lazard Group shall cause, on the terms and subject to the conditions set forth herein, certain of its Subsidiaries to transfer and contribute to LFCM (or one of its designated Subsidiaries) all of the issued and outstanding capital stock of certain Subsidiaries of Lazard Group and certain other assets of Subsidiaries of Lazard Group relating to the LFCM Businesses (as defined below), and in exchange therefor LFCM shall assume certain liabilities of Lazard Group and its Subsidiaries related to the LFCM Businesses and issue the LFCM Common Interest (as defined below) to Lazard Group, each on the terms and subject to the conditions set forth in this Agreement (such transactions, collectively, the “Contribution”); and

WHEREAS, to effect the Separation, on the date hereof immediately after the consummation of the Contribution, Lazard Group shall distribute to LAZ-MD as the sole Lazard Group Common Member the entire LFCM Common Interest beneficially owned by Lazard Group, on the terms and subject to the conditions set forth in this Agreement (the “First Distribution”); and

WHEREAS, to effect the Recapitalization, on the date hereof immediately after the First Distribution, (1) Lazard Ltd shall consummate the initial public offering (the “Common Stock IPO”) of shares of Class A common stock, par value $.01 per share, of Lazard Ltd (“Lazard Ltd Common Stock”), (2) Lazard Ltd shall cause the contribution to Lazard Group of an amount equal to the net proceeds of the Common Stock IPO (the “Lazard Ltd Contribution”), (3) in exchange therefor, Lazard Group shall issue to each Subsidiary of Lazard Ltd that shall contribute such amounts to Lazard Group a Lazard Group Common Interest (as defined herein) and shall admit such Subsidiaries to Lazard Group as Lazard Group Common Members, and (4) Lazard Group shall admit Lazard Group Finance LLC, a Delaware limited liability company (“FinanceCo”), to Lazard Group as the Lazard Group Managing Member, in the case of clauses (3) and (4), effective immediately upon consummation of the Lazard Ltd Contribution, on the terms and subject to the conditions set forth in this Agreement (the “Common Stock IPO Transaction”); and

WHEREAS, to effect the Recapitalization, on the date hereof immediately after the First Distribution, (1) Lazard Ltd and FinanceCo shall consummate the initial public offering of the Exchangeable Securities (as defined herein) (the “Exchangeable Securities IPO”) and FinanceCo shall purchase, and Lazard Group shall sell, debt securities of Lazard Group in exchange for the net proceeds from such offering, on the terms and subject to the conditions set forth in this Agreement (the “Exchangeable Securities IPO Transaction”), (2) Lazard Group shall consummate the offering of the Debt Securities (as defined herein), on the terms and subject to the conditions set forth in this Agreement (the “Debt Securities Offering”), and (3) each of Lazard Ltd and FinanceCo shall consummate the sale of Lazard Ltd Common Stock and Exchangeable Securities to IXIS-Corporate & Investment Bank, an entity organized under the laws of France (the “Investor”, and such transaction, the “Third Party Investment”; together with the Common Stock IPO Transaction, the Exchange Securities IPO Transaction and the Debt Securities Offering, the “Financing Transactions”); and

WHEREAS, to effect the Recapitalization, immediately after consummation of the Financing Transactions, Lazard Group shall redeem the Lazard Group Redeemable Interests for the Redemption Consideration (each as defined herein), in each case on the terms and subject to the conditions set forth in this Agreement (the “Second Redemption”); and

WHEREAS, to effect the Recapitalization and Separation, pursuant to this Agreement, immediately after the Second Redemption on the date hereof, LAZ-MD shall distribute or otherwise transfer to LAZ-MD Members the entire LFCM Common Interest held by LAZ-MD, on the terms and subject to the conditions set forth in this Agreement (the “Second Distribution,” and together with the First Distribution, the “Distributions”); and

WHEREAS, the Board of Directors or Member(s) or Managing Member, as applicable, of each Party has determined that the Separation, the Recapitalization and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) are in furtherance of and consistent with their respective business strategies and are in the best interests of their respective companies.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accelerated Exchange Date” has the meaning assigned to such term in Section 8.2(a)(ii).

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any arbitration or mediation tribunal or authority.

“Administrative Services Agreement” means the Administrative Services Agreement to be entered into by and among Lazard Group, LFCM and LAZ-MD, substantially in the form of Exhibit A hereto, with such changes as may be determined by the parties thereto.

“Affiliate” means, with respect to any specified person, a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person; provided, however, that, for purposes of this Agreement, no member of a Group shall be deemed to be an Affiliate of any member of the other Group.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement, and includes any amendments or modifications to this Agreement after the date hereof.

“Alternative Investments Assets” means all of the Assets of Lazard Group and the Lazard Group Companies that are set forth below:

(a) all rights and incidents of Lazard Group and the Lazard Group Companies as of the Contribution Effective Time in, to and under all contracts and agreements set forth on Schedule 1.1(a);

(b) all equipment, furniture, tools and other tangible personal property owned by Lazard Group and the Lazard Group Companies listed on Schedule 1.1(a);

(c) all accounts and notes receivable and other receivables of Lazard Group and the Lazard Group Companies as of the Contribution Effective Time to the extent primarily related to the Alternative Investments Business;

(d) the intellectual property of Lazard Group and the Lazard Group Companies set forth on Schedule 1.1(a);

(e) all books and records (other than Tax Returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, to the extent available and primarily related to the Alternative Investments Business;

(f) all permits or licenses issued by any Governmental Authority to the extent primarily related to the Alternative Investments Business and permitted by applicable law to be transferred; and

(g) all other Assets primarily relating to the Alternative Investments Business set forth on Schedule 1.1(a).

“Alternative Investments Business” means (a) the management, sponsorship or formation of alternative investment Funds (including related joint ventures and alliances and including management, general partner and investment activities) whose primary objective is to make privately negotiated investments in (i) companies or other entities (x) primarily doing business in North America or headquartered in North America with substantial business in North America or (y) primarily doing business in Europe or headquartered in Europe with substantial business in Europe, (ii) real estate located in North America or Europe or (iii) loans relating to real estate located in North America or Europe and (b) any and all private investment activities (including related joint ventures and alliances, and including management, general partner and investment activities) conducted by or on behalf of Lazard Frères & Co. LLC, Lazard & Co.,

Holdings Ltd, Lazard Group or any of their respective Subsidiaries (including, for the avoidance of doubt, any LFCM Company) or any predecessor companies, whether conducted at any time prior to or at the Distribution Time, including the activities operated under the names Lazard Technology Partners, Lazard Capital Partners, Corporate Partners, Lazard Frères Real Estate Investors, Lazard Frères Real Estate Fund, Lazard Alternative Asset Advisors, Lazard European Private Equity Partners, Lazard Private Equity, LF Strategic Realty Investors and Lazard Structured Finance Investors; provided, however, that, for the avoidance of doubt, any activities currently conducted by (1) Lazard Frères S.A.S., Lazard Frères Gestion S.A.S., Lazard Asset Management LLC or any of their respective Subsidiaries or (2) the private fund advisory group, as currently conducted by or within Lazard & Co., Limited or Lazard Frères & Co. LLC, shall not be included in the Alternative Investments Business.

“Ancillary Agreements” means the Administrative Services Agreement, the Benefits Agreement, the Business Alliance Agreement, the Insurance Matters Agreement, the License Agreement, the Tax Receivable Agreement, the LAZ-MD Stockholders’ Agreement, the Retention Agreements, the Rollover Option Agreement, the LFCM Note, the Lazard Group I Note, the Lazard Group II Note, the Financing Documents and the other agreements to be entered into pursuant to this Agreement and the transactions contemplated hereby or in connection with the Separation pursuant to Section 2.4, including any amendments or supplements thereto from time to time.

“Applicable Exchange Date” has the meaning assigned to such term in Section 8.2(a)(ii).

“Asset” means any right, property or asset, whether real, personal or mixed, tangible or intangible, of any kind, nature and description, whether accrued, contingent or otherwise, and wheresoever situated and whether or not carried or reflected, or required to be carried or reflected, on the books of any person.

“Benefits Agreement” means the Employee Benefits Agreement to be entered into by and between Lazard Group and LFCM, substantially in the form of Exhibit D hereto, with such changes as may be agreed to by the parties thereto.

“Business” means any of the LFCM Businesses or the Lazard Group Businesses.

“Business Alliance Agreement” means the Business Alliance Agreement to be entered into by and between Lazard Group and LFCM, substantially in the form of Exhibit C hereto, with such changes as may be agreed to by the parties thereto.

“Capital Markets Assets” means all of the Assets of Lazard Group and the Lazard Group Companies that are set forth below:

(a) all rights and incidents of Lazard Group and the Lazard Group Companies as of the Contribution Effective Time in, to and under all contracts and agreements set forth on Schedule 1.1(b);

(b) all equipment, furniture, tools and other tangible personal property owned by Lazard Group and the Lazard Group Companies listed on Schedule 1.1(b);

(c) all accounts and notes receivable and other receivables of Lazard Group and the Lazard Group Companies as of the Contribution Effective Time to the extent primarily related to the Capital Markets Business;

(d) the intellectual property of Lazard Group and the Lazard Group Companies set forth on Schedule 1.1(b);

(e) all books and records (other than Tax Returns), files, papers, tapes, disks, manuals, keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, to the extent available and primarily related to the Capital Markets Business;

(f) all permits or licenses issued by any Governmental Authority to the extent primarily related to the Capital Markets Business and permitted by applicable law to be transferred; and

(g) all other Assets primarily relating to the Capital Markets Business set forth on Schedule 1.1(b).

“Capital Markets Business” means any and all sales and trading, proprietary trading, brokerage, research, underwriting and distribution services (including related joint ventures and alliances but excluding private placement group and private fund advisory group), or private investments in public equities (or PIPEs) or Rule 144A offerings of equity, debt or convertible securities, provided by or on behalf of Lazard Group or any of its Subsidiaries (including, for the avoidance of doubt, any LFCM Company) or any predecessor companies, in each case in the United States and in the United Kingdom and whether provided at any time prior to or at the Distribution Time and includes the formation of Funds described in Schedule 1.1(c)attached hereto; provided, however, that, for the avoidance of doubt, any activities currently conducted by (a) Lazard Frères S.A.S. or any of its Subsidiaries (other than any interest held by Lazard Frères S.A.S. in Three Houses Investment Company Limited), by Lazard Italy Limited or any of its Subsidiaries or (b) the equity capital markets group of Lazard & Co., Limited, shall not be included in the Capital Markets Business.

“Cash Contribution” means an amount in cash equal to $15,000,000.

“Change in Control” means a “Change in Control” as defined in the Lazard Ltd 2005 Equity Incentive Plan, as it may be amended from time to time, consummated after the first anniversary of the date hereof.

“Closing Balance Sheet” has the meaning assigned to such term in Section 2.9(a).

“Closing Members’ Equity” has the meaning assigned to such term in Section 2.9(a).

“Common Stock IPO” has the meaning set forth in the recitals to this Agreement.

“Common Stock IPO Price” means the price per share of Lazard Ltd Common Stock to the public in the Common Stock IPO.

“Common Stock IPO Transaction” has the meaning set forth in the recitals to this Agreement.

“Consents” means any consents, waivers or approvals from, or notification or filing requirements to or with, or any authorization or permits from, any third parties.

“Contributed Interests” means the equity interests listed on Schedule 1.1(d).

“Contributing Subsidiaries” has the meaning assigned to such term in Section 3.4(a)(iii)(B).

“Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“Contribution Effective Time” means the effective time of the Contribution pursuant to Section 2.5(a).

“Covered Information” has the meaning assigned to such term in Section 6.8(a).

“Current Market Price” has the meaning assigned to such term in Section 8.9(b).

“Debt Securities” has the meaning assigned to such term in Section 3.4(c).

“Debt Securities Offering” has the meaning set forth in the recitals to this Agreement.

“Debt Securities Prospectus” means the offering memorandum of Lazard Group relating to the Debt Securities to be issued in the Debt Securities Offering under Rule 144A promulgated under the Securities Act.

“Dispute Notice” has the meaning assigned to such term in Section 2.9(b).

“Distribution Time” means the time at which the First Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Lazard Group consistent with this Agreement.

“Distributions” has the meaning assigned to such term in the recitals to this Agreement.

“Electing Member” has the meaning set forth in Section 8.2(b)(ii).

“Elective Exchange” has the meaning set forth in Section 8.2(a).

“Elective Exchange Effective Time” has the meaning set forth in Section 8.2(b)(iii).

“Exchange” has the meaning assigned to such term in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Exchange Effective Date” has the meaning set forth in Section 8.2(b)(ii)(B).

“Exchange Request” has the meaning set forth in Section 8.2(b)(ii)(C).

“Exchangeable Interest” means a LAZ-MD Class II Interest or a Lazard Group MD Common Interest, in each case that is entitled to the rights set forth in Article VIII of this Agreement.

“Exchangeable MD Member” means a LAZ-MD Class II Member or a Lazard Group MD Common Member, as applicable.

“Exchangeable Securities” has the meaning assigned to such term in Section 3.4(b)(ii).

“Exchangeable Securities IPO” has the meaning assigned to such term in the recitals to this Agreement.

“Exchangeable Securities IPO Transaction” has the meaning assigned to such term in the recitals to this Agreement.

“Exchangeable Securities Over-allotment Option” has the meaning assigned to such term in Section 3.4(b)(iv).

“Exchanging Members” has the meaning set forth in Section 8.3(a).

“Excluded Assets” means (1) all of the Lazard Names and Lazard Marks and any goodwill associated with, or any rights to use, or other rights in, to or under, such Lazard Names and Lazard Marks, and (2) the Assets set forth on Schedule 1.1(e) hereto.

“Excluded Liability” means (1) the Liabilities expressly retained by Lazard Group pursuant to the Benefits Agreement, (2) obligations of Lazard Group described in Section 9.3, (3) the Liabilities set forth on Schedule 1.1(f) hereto, (4) if the North America Closing (as defined in the Business Alliance Agreement) shall have occurred, any Liabilities expressly assumed by Lazard Group pursuant to the agreement executed between LFCM and Lazard Group and referenced in Section 3.2(c) of the Business Alliance Agreement, effective immediately upon consummation of the North America Closing, and (5) if the Europe Closing (as defined in the Business Alliance Agreement) shall have occurred, any Liabilities expressly assumed by Lazard Group pursuant to the agreement executed between LFCM and Lazard Group and referenced in Section 3.4(c) of the Business Alliance Agreement, effective immediately upon consummation of the Europe Closing.

“FinanceCo” has the meaning assigned to such term in the recitals to this Agreement.

“Financing Documents” means the agreements to be entered into in connection with the Financing Transactions by the parties hereto or their affiliates, including (1) the Underwriting Agreement, dated as of May 4, 2005, by and among Lazard Ltd, Lazard Group and Goldman, Sachs & Co., as representative of the underwriters, with respect to the Common Stock IPO Transaction, (2) the Underwriting Agreement, dated as of May 4, 2005, by and among Lazard Ltd, Lazard Group, FinanceCo and Goldman, Sachs & Co., as representative of the underwriters, with respect to the Exchangeable Debt Securities IPO Transaction, (3) the purchase agreement, dated as of May 4, 2005, by and between Lazard Group and Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers, with respect to the offering of the Debt Securities, (4) the registration rights agreement, dated as of the date hereof, by and between the Company and Citigroup Global Markets, Inc. and J.P. Morgan Securities Inc., as representatives of the initial purchasers, with respect to the Debt Securities, (5) the Indenture for FinanceCo, with The Bank of New York as Trustee, dated as of the date hereof, (6) the First Supplemental Indenture for FinanceCo, with The Bank of New York as Trustee, dated as of the date hereof, with respect to the Exchangeable Debt Securities, (7) the Indenture for Lazard Group, with The Bank of New York as Trustee, dated as of the date hereof, (8) the First Supplemental Indenture for Lazard Group, with The Bank of New York as Trustee, dated as of the date hereof, with respect to the Debt Securities, (9) the Second Supplemental Indenture for Lazard Group, with The Bank of New York as Trustee, dated as of the date hereof, with respect to the Exchangeable Debt Securities, (10) the Investment Letter, dated as of March 15, 2005, by and among Lazard Group, Lazard Ltd and the Investor, (11) the Registration Rights Agreement to be entered into by and among FinanceCo, Lazard Group and the Investor, (12) the Senior Revolving Credit Agreement to be entered into among Lazard Group, JPMorgan Chase Bank, N.A., Citibank, N.A., The Bank of New York and JPMorgan Chase Bank, N.A., as Administrative Agent, (13) each of the Revolving Subordination Loan Agreements to be entered into by and between LFNY and each of JPMorgan Chase Bank, N.A., Citibank, N.A. and The Bank of New York, (14) the Intercreditor Agreement to be entered into among the Lenders time to time parties thereto, Citibank, N.A., The Bank of New York, JPMorgan Chase Bank, N.A., as a lender and as Administrative Agent, and LFNY, (15) the Guarantee Agreement made by Lazard Group in favor of JPMorgan Chase Bank, N.A., as Administrative Agent and (16) each other agreement to be entered to pursuant to the foregoing.

“Financing Transactions” has the meaning assigned to such term in the recitals to this Agreement.

“First Distribution” has the meaning assigned to such term in the recitals to this Agreement.

“First Redemption” has the meaning assigned to such term in the recitals to this Agreement.

“Forced Sale” has the meaning assigned to such term in the recitals to this Agreement.

“Fund” means any fund or similar investment vehicle through which commingled capital is managed, including any co-investment vehicle, alternative investment vehicle, side-by-side vehicle or managed accounts incidental thereto.

“General Exchange Date” has the meaning assigned to such term in Section 8.2(a)(i).

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, licenses, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any national, local or foreign (including U.S. federal, state or local) or supranational (including European Union) governmental, judicial, administrative or regulatory (including self-regulatory) agency, commission, department, board, bureau, entity or authority of competent jurisdiction.

“Group” means the Lazard Group Companies or the LFCM Companies, as applicable.

“Incumbent Lazard Ltd Board” means the members of the Lazard Ltd Board who were members of the Lazard Ltd Board immediately after the consummation of the Common Stock IPO; provided, however, that any individual becoming a director subsequent to the consummation of the Common Stock IPO whose election, or nomination for election by Lazard Ltd’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Lazard Ltd Board shall be considered as though such individual were a member of the Incumbent Lazard Ltd Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Lazard Ltd Board.

“Indemnifiable Losses” means all out-of-pocket Liabilities suffered or incurred by an Indemnitee, including any reasonable fees, costs or expenses of enforcing any indemnity hereunder; provided that “Indemnifiable Losses” shall not include any Special Damages except if and to the extent awarded in an Action involving a Third Party Claim against such Indemnitee.

“Indemnifying Party” has the meaning assigned to such term in Section 4.5(a)(i).

“Indemnitee” has the meaning assigned to such term in Section 4.5(a)(i).

“Indemnity Payment” has the meaning assigned to such term in Section 4.5(a)(ii).

“Information” means all information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys, memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

“Initial Grant” has the meaning set forth in Section 2.4(b).

“Insurance Matters Agreement” means the Insurance Matters Agreement to be entered into by and between Lazard Group and LFCM on the date hereof, substantially in the form of Exhibit E hereto, with such changes as may be agreed by the parties thereto.

“Insurance Proceeds” means amounts:

(a) received by an insured from an insurance carrier;

(b) paid by an insurance carrier on behalf of the insured; or

(c) received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability;

in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof.

“Intellectual Property Rights” means any domestic and foreign patents and applications therefor, statutory, common law and registered copyrights and registrations therefor, trademarks and registrations and applications therefor, service marks and registrations and applications therefor, trade names and registrations and applications therefor, service names and registrations and applications therefor, trade styles and registrations and applications therefor, product registrations and licenses and applications therefor, and translations, adaptations, derivations and combinations of the foregoing; any mask works, inventions, discoveries, trade secrets, confidential information, know-how, data, proprietary processes and formulae (including any registrations, licenses and similar agreements and research, analysis and supporting documentation in respect of the foregoing); any unregistered trademarks, service marks, trade names, service names and trade styles; any goodwill associated with any of the foregoing; and any rights to use the foregoing and other rights in, to and under the foregoing; provided, however, that the term “Intellectual Property Rights” shall exclude all of the Lazard Names and Lazard Marks (and any goodwill associated with, or any rights to use, or other rights in, to or under, such Lazard Names and Lazard Marks).

“Investor” has the meaning assigned to such term in the recitals to this Agreement.

“IPO Date” means the date of the closing of the Common Stock IPO (ignoring for this purpose the date of closing of any Over-allotment Option granted in connection with the Common Stock IPO).

“Lazard Group” has the meaning assigned to such term in the preamble to this Agreement.

“Lazard Group I Note” means the promissory note of Lazard Group to be issued to LAZ-MD and repaid on the date hereof in the aggregate principal amount of $83,000,000.

“Lazard Group II Note” means the promissory note of Lazard Group to be issued to LFCM and repaid on the date hereof in the aggregate principal amount of $67,000,000.

“Lazard Group Assets” means all Assets of Lazard Group and the Lazard Group Companies other than the LFCM Assets.

“Lazard Group Businesses” means all businesses and operations (including related joint ventures and alliances) of Lazard Group and the Lazard Group Companies, other than the LFCM Businesses.

“Lazard Group Class B-1 Interest” means a “Class B-1 Interest” as defined in the Old Lazard Operating Agreement.

“Lazard Group Common Capital” means “Common Capital” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Common Capital Account” means a “Common Capital Account” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Common Interest” means a “Common Interest” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Common Member” means a “Common Member” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Common Unit” means a “Common Unit” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Companies” means Lazard Group, Lazard Ltd and their respective Subsidiaries other than any LFCM Company.

“Lazard Group Exchange” has the meaning set forth in Section 8.1(a).

“Lazard Group Exchange Ratio” means, with respect to each Lazard Group Exchange, one (1) Lazard Group Common Unit shall be exchangeable for one (1) share of Lazard Ltd Common Stock, subject to adjustment as provided in Section 8.9.

“Lazard Group Exchangeable Debt Securities” has the meaning assigned to such term in Section 3.4(b)(iii).

“Lazard Group Indemnitees” has the meaning assigned to such term in Section 4.2.

“Lazard Group Liabilities” means all of the Liabilities of the Lazard Group Companies other than the LFCM Liabilities.

“Lazard Group Managing Member” means the “Managing Member” as defined in the New Lazard Group Operating Agreement

“Lazard Group MD Common Interest” means a Lazard Group Common Interest received by a LAZ-MD Class II Member in exchange for a LAZ-MD Class II Interest pursuant to a LAZ-MD Exchange.

“Lazard Group MD Common Member” means a Lazard Group Common Member who holds a Lazard Group MD Common Interest.

“Lazard Group Profit Participation Interest” means a “Profit Participation Interest” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Redeemable Interest” means a “Redeemable Interest” as defined in the New Lazard Group Operating Agreement.

“Lazard Group Subsidiaries” means all Subsidiaries of Lazard Group other than LFCM and the LFCM Subsidiaries.

“Lazard Ltd” has the meaning assigned to such term in the preamble to this Agreement.

“Lazard Ltd Board” means the board of directors of Lazard Ltd.

“Lazard Ltd Bye-laws” means the Amended and Restated Bye-Laws of Lazard Ltd, dated as of the date hereof, which are attached hereto as Exhibit B.

“Lazard Ltd Common Stock” has the meaning assigned to such term in the recitals to this Agreement.

“Lazard Ltd Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“Lazard Ltd Sub A” means “Lazard Ltd Sub A” as defined in the New Lazard Group Operating Agreement.

“Lazard Ltd Sub A Common Stock” has the meaning assigned to such term in Section 2.2(b).

“Lazard Ltd Sub A Share Transfer Agreement” means the Stock Exchange Agreement dated as of the date hereof by and among Bruce Wasserstein and Lazard Ltd Sub A or the Stock Exchange Agreement dated as of the date hereof by and among Bruce Wasserstein and Lazard Ltd, as applicable.

“Lazard Ltd Sub B” means “Lazard Ltd Sub B” as defined in the New Lazard Group Operating Agreement.

“Lazard Mark” means a “Lazard Mark” as defined in the New Lazard Group Operating Agreement.

“Lazard Name” means a “Lazard Name” as defined in the New Lazard Group Operating Agreement.

“LAZ-MD” has the meaning assigned to such term in the preamble to this Agreement.

“LAZ-MD Class I Interest” means a “Class I Interest” as defined in the LAZ-MD Operating Agreement.

“LAZ-MD Class II Interest” means a “Class II Interest” as defined in the LAZ-MD Operating Agreement.

“LAZ-MD Class II Member” means a “Class II Member” as defined in the LAZ-MD Operating Agreement.

“LAZ-MD Class II Unit” means a “Class II Unit” as defined in the LAZ-MD Operating Agreement.

“LAZ-MD Exchange” has the meaning assigned to such term in Section 8.1(a).

“LAZ-MD Exchange Ratio” means, with respect to each LAZ-MD Exchange, one (1) LAZ-MD Class II Unit shall be exchangeable for one (1) Lazard Group Common Unit, subject to adjustment as provided in Section 8.8.

“LAZ-MD Indemnitees” has the meaning assigned to such term in Section 4.2.

“LAZ-MD Operating Agreement” means the Operating Agreement of LAZ-MD Holdings LLC, as amended and restated and dated as of the date hereof, which is set forth on Exhibit I, and as it may be amended from time to time after the date hereof.

“LAZ-MD Redeemable Interest” means a “Class III Redeemable Interest” or a “Class IV Redeemable Interest” as defined in the LAZ-MD Operating Agreement.

“LAZ-MD Stockholders’ Agreement” means the Stockholders’ Agreement of LAZ-MD Holdings LLC to be entered into on the date hereof in the form set forth on Exhibit F, and as it may be amended from time to time after the date hereof.

“LEPEP” means Lazard European Private Equity Partners LLP, a limited liability partnership formed and registered in England and Wales.

“LFCM” has the meaning assigned to such term in the preamble to this Agreement.

“LFCM Assets” means (without duplication) (1) the Assets of Lazard Group and its Subsidiaries set forth on Schedule 1.1(g) hereto, (2) the Capital Markets Assets, (3) the Alternative Investments Assets, (4) the Contributed Interests, (5) the Cash Contribution, and (6) LFCM’s rights under this Agreement and each of the Ancillary Agreements to which it or any other LFCM Company is a party; provided that the LFCM Assets shall not include any Excluded Asset.

“LFCM Businesses” means (1) the Capital Markets Business, (2) the Alternative Investments Business, (3) the holding and management of the investments to be transferred to LFCM that shall not be Capital Markets Business or Alternative Investments Business, and (4) any and all activities, services, businesses and operations (including related joint ventures and alliances) of any LFCM Companies to the extent conducted or provided at any time on or after the Contribution Effective Time.

“LFCM Common Capital Account” means a “Common Capital Account” as defined in the LFCM Operating Agreement.

“LFCM Common Interest” means a “Common Interest” as defined in the LFCM Operating Agreement.

“LFCM Common Unit” means a “Common Unit” as defined in the LFCM Operating Agreement.

“LFCM Companies” means LFCM and the LFCM Subsidiaries.

“LFCM Entities” means the following entities and each of their Subsidiaries: (1) Lazard Alternative Investments Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of LFCM; (2) Lazard Alternative Investments LLC, a Delaware limited liability company and a wholly owned subsidiary of Lazard Alternative Investments Holdings LLC; (3) Lazard Alternative Investments (Europe) Limited, a limited company formed under the laws of England and Wales and a wholly owned subsidiary of Lazard Alternative Investments Holdings LLC; (4) Lazard Capital Markets LLC, a Delaware limited liability company and a wholly owned subsidiary of LFCM; (5) UKPG Holdings LLC, a Delaware limited liability company; and (6) LEPEP.

“LFCM Indemnitees” has the meaning assigned to such term in Section 4.3.

“LFCM Liabilities” means (1) all Liabilities that are contemplated by this Agreement or any Ancillary Agreement to which LFCM or any other LFCM Company is or will be a party or by which LFCM or any other LFCM Company is or will be bound (or the Schedules hereto or thereto) to be Liabilities of, or to be assumed by, LFCM or any other LFCM Company, and all agreements, obligations and Liabilities of any LFCM Company under this Agreement or any such Ancillary Agreement, regardless of whether such Liabilities arise prior to, on or after the Contribution Effective Time or the Distribution Time; (2) all Liabilities relating to, arising out of or resulting from any LFCM Asset regardless of whether such Liabilities arise prior to, on or after the Contribution Effective Time or the Distribution Time; (3) all Liabilities relating to, arising out of or resulting from any LFCM Business, including, for the avoidance of doubt, any Liabilities relating to, arising out of or resulting from the offering or provision of any services or products of an LFCM Business regardless of whether such Liabilities arise prior to, on or after the Contribution Effective Time or the Distribution Time; (4) all Liabilities relating to, arising out of or resulting from any of the terminated, divested or discontinued businesses and operations that were part of any LFCM Business prior to such termination, divestiture or discontinuation, or otherwise regardless of whether such Liabilities arise prior to, on or after the Contribution Effective Time or the Distribution Time; (5) all Liabilities relating to, arising out of or resulting from the business or operations of any LFCM Company, regardless of whether such Liabilities arise prior to, on or after the Contribution Effective Time or the Distribution Time; (6) all Liabilities relating to, arising out of or resulting from the matters described on Schedule 1.1(h) and (7) all Liabilities relating to, arising out of or resulting from the investment or management activities of any Fund (including any such activities conducted on behalf of any Fund and including any such activities relating to any portfolio company or portfolio investment of any such Fund) formed, sponsored or managed by (A) any Lazard Group Company (or any predecessors thereto) on or prior to the date hereof or (B) any LFCM Company (or any predecessor or successors thereto); provided that the LFCM Liabilities shall not include (i) any Excluded Liability, (ii) if the North America Closing (as defined in the Business Alliance Agreement) shall have occurred, any Liabilities expressly assumed by Lazard Group pursuant to the agreement executed between LFCM and Lazard Group and referenced in Section 3.2(c) of the Business Alliance Agreement, or (iii) if the Europe Closing (as defined in the Business Alliance Agreement) shall have occurred, any Liabilities expressly assumed by Lazard Group pursuant to the agreement executed between LFCM and Lazard Group and referenced in Section 3.4(c) of the Business Alliance Agreement.

“LFCM Member” means a “Member” as defined in the LFCM Operating Agreement.

“LFCM Note” means the promissory note of LFCM in the aggregate principal amount of $132,000,000 in the form attached hereto as Exhibit G.

“LFCM Operating Agreement” means the Operating Agreement of LFCM, dated as of the date hereof, which is set forth on Exhibit K, and as it may be amended from time to time after the date hereof.

“LFCM Subsidiaries” means all direct and indirect Subsidiaries of LFCM, including the LFCM Entities and other Subsidiaries to be transferred (including by transfer of the Contributed Interests) to or formed by LFCM in connection with the Separation.

“Liabilities” means any and all losses, liabilities, claims, charges, debts, demands, actions, causes of action, suits, damages, fines, penalties, offsets, obligations, payments, costs and expenses, sums of money, bonds, indemnities and similar obligations, covenants, contracts, controversies, agreements, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action or threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel) reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this

Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

“License Agreement” means the License Agreement to be entered into on the date hereof in the form set forth on Exhibit H, and as it may be amended from time to time after the date hereof.

“Lien” means any debts, claims, security interests, liens, encumbrances, pledges, mortgages, hypothecations, rights of others, assessments, restrictions, voting trust agreements, options, rights of first offer, assessments, proxies, title defects, and charges or other restrictions or limitations of any nature whatsoever.

“Mandatory Exchange” has the meaning assigned to such term in Section 8.3(a).

“Mandatory Exchange Members” has the meaning assigned to such term in Section 8.3(a).

“Mandatory Lazard Group Exchange” means a “Mandatory Lazard Group Exchange” as defined in the New Lazard Group Operating Agreement.

“Market Price” has the meaning assigned to such term in Section 8.9(b).

“MD Exchanges” has the meaning assigned to such term in Section 8.1(a).

“Members’ Equity” shall mean, as of any applicable date, the sum of (i) the principal amount of the LFCM Note and (ii) the members’ equity of LFCM, on a consolidated basis, as prepared in accordance with United States generally accepted accounting principles and consistent with past practice; provided, however, that, in calculating such members’ equity: (a) employee compensation and benefits expense in respect of the period beginning on January 1, 2005 and ending on such applicable date shall be assumed to have accrued at an amount equal to 57.5% of the aggregate “operating revenues” (as defined in the Registration Statement on Form S-1 for the issuance of shares of Lazard Ltd Common Stock) of LFCM, on a pro forma basis as if the Separation had occurred, for such period, and all LFCM managing directors’ payment for services rendered during such period shall be assumed to have been included within the foregoing accrued employee compensation and benefits expense (rather than as a distribution to members or minority interest expense); (b) no reserves or write-offs shall be booked in respect of indemnities that LFCM provides to Lazard Group under this Agreement, including in respect of potential lease and pension reimbursements; (c) all costs and expenses in connection with the IPO and Recapitalization shall be accounted for as expenses incurred after the Distribution; and (d) the Lazard Group II Note shall be disregarded.

“New Lazard Group Operating Agreement” means the Operating Agreement of Lazard Group LLC, to be entered into on the date hereof in the form set forth on Exhibit J, and as it may be amended from time to time after the date hereof.

“NYSE” means the New York Stock Exchange, Inc.

“Offering Document” means any of the Registration Statements, the Debt Securities Prospectus or any other registration statement, prospectus, offering memorandum or other document pursuant to which Lazard Ltd Common Stock, Exchangeable Securities or Debt Securities are being offered in connection with the Financing Transactions.

“Old Lazard Group Operating Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Operating Agreement” means the New Lazard Group Operating Agreement or the LAZ-MD Operating Agreement, as applicable.

“Over-allotment Option” has the meaning assigned to such term in Section 3.4(a)(iv).

“Partial LAZ-MD Mandatory Exchange” has the meaning assigned to such term in Section 8.3(a)(iii).

“Party” or “Parties” has the meaning assigned to such term in the preamble to this Agreement, and shall include each of Lazard Ltd Sub A and Lazard Ltd Sub B for the purposes of Article VIII and Article XI hereto in the event such persons are added as parties to this Agreement pursuant to Section 11.14.

“Recapitalization” has the meaning assigned to such term in the recitals to this Agreement.

“Redemption Consideration” means the “Redemption Consideration” as defined in the New Lazard Group Operating Agreement.

“Registration Exchange Date” has the meaning set forth in Section 8.2(b)(ii)(B).

“Registration Statement” means, as applicable, (1) the registration statement on Form S-1 of Lazard Ltd under the Securities Act relating to the Lazard Ltd Common Stock to be issued in the Common Stock IPO or (2) the registration statement on Form S-1 of FinanceCo and Lazard Ltd under the Securities Act relating to the Exchangeable Securities to be issued in the Exchangeable Securities IPO, in each case as amended or supplemented from time to time.

“Representative” has the meaning assigned to such term in Section 6.8(a).

“Resolution Date” has the meaning assigned to such term in Section 2.9(d).

“Resolution Period” has the meaning assigned to such term in Section 2.9(b).

“Retention Agreement” means the retention agreements and reorganization agreements, as the case may be, entered into on or prior to the date hereof substantially in the forms set forth on Exhibit L, and any other written agreement entered into on or prior to the date hereof between Lazard Group and any person who shall become an Exchangeable MD Member on the date hereof (including any trust or other entity) pursuant to which accelerated exchange rights are provided with respect to such Exchangeable MD Member’s Exchangeable Interest (or applicable portion thereof), in each case, as such agreements may be amended from time to time.

“Review Period” has the meaning assigned to such term in Section 2.9(b).

“Rollover Option Agreement” means the “Rollover Option Agreement” as defined in the LAZ-MD Operating Agreement.

“SEC” means the Securities and Exchange Commission.

“Second Distribution” has the meaning assigned to such term in the recitals to this Agreement.

“Second Redemption” has the meaning assigned to such term in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning assigned to such term in the recitals to this Agreement.

“Special Damages” means any special, indirect, incidental, punitive or consequential damages whatsoever, including damages for lost profits and lost business opportunities or damages calculated based upon a multiple of earnings approach or variant thereof.

“Subsidiary” means, with respect to any person, any corporation, limited liability company, company, partnership, trust, association or other legal entity or organization of which such person (either directly or through one or more Subsidiaries of such person) (a) owns, directly or indirectly, a majority of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, company, partnership, trust, association or other legal entity or organization, or (b) is otherwise entitled to exercise (1) a majority of the voting power generally in the election of the board of directors or other governing body of such corporation, limited liability company, company, partnership, trust, association or other legal entity or organization or (2) control of such corporation, limited liability company, company, partnership, trust, association or other legal entity or organization; provided, however, that the term “Subsidiary” shall not include any portfolio company or portfolio investment of any Fund formed, sponsored or managed by such person or such person’s Subsidiaries.

“Target Closing Members’ Equity” shall mean $245,600,000.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into by and among LFCM, Lazard Ltd Sub A and Lazard Ltd Sub B, substantially in the form of Exhibit M hereto, with such changes as may be determined by the parties thereto.

“Third Party” has the meaning assigned to such term in Section 4.6(a).

“Third Party Claim” has the meaning assigned to such term in Section 4.6(a).

“Third Party Investment” has the meaning assigned to such term in the recitals to this Agreement.

“Third Party Investment Agreement” means the Letter Agreement, dated as of March 14, 2005, by and among the Investor, Lazard Group and Lazard Ltd, as amended from time to time.

“Time of Determination” has the meaning assigned to such term in Section 8.9(b).

“Transaction Agreement” has the meaning set forth in the recitals of this Agreement.

“UK DC Obligations” means the deferred compensation obligations of Lazard & Co., Services Limited pursuant to the letter agreements, dated as of the date hereof, from such person to the applicable Managing Director.

SECTION 1.2 General. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a) the word “or” is not exclusive;

(b) the word “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise;

(c) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e) the word “person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership or other legal entity or a Governmental Authority; and

(f) all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

SECTION 1.3 References to Time. All references in this Agreement to times of day shall be to New York City time.

ARTICLE II

THE SEPARATION

SECTION 2.1 The Separation. On the date hereof and subject to the satisfaction or waiver of the conditions set forth in Section 3.9, the Parties shall effect the Separation by consummating the Exchange, the Forced Sale, the Contribution and the First Distribution in the order, on the terms, and subject to the conditions, set forth in this Article II.

SECTION 2.2 Actions Prior to the Forced Sale. (a) On the date hereof, immediately prior to the approval of the Lazard Board (as defined in the Old Lazard Group Operating Agreement) of the Exchange, certain Class A-2 Members (as defined in the Old Lazard Group Operating Agreement) shall forfeit and surrender their options to acquire Class A-2 Shares (as defined in the Old Lazard Group Operating Agreement) in full pursuant to the Rollover Option Agreement in effect on the date hereof.

(b) On the date hereof, the Parties shall use their commercially reasonable efforts to ensure that, immediately prior to the Exchange and the Forced Sale, the Lazard Group Class B-1 Interest held by Bruce Wasserstein shall be transferred to Lazard Ltd Sub A, in exchange for all of the shares of common stock, par value $.01 per share, of Lazard Ltd Sub A (the “Lazard Ltd Sub A Common Stock”) pursuant to the Lazard Ltd Sub A Share Transfer Agreement, in order to permit Bruce Wasserstein to exchange such Lazard Ltd Sub A Common Stock for shares of Lazard Ltd Common Stock in lieu of being redeemed for cash pursuant to the Second Redemption.

SECTION 2.3 The Exchange and the Forced Sale. On the date hereof immediately after the effectiveness of this Agreement, the Exchange and the Forced Sale shall be effected as follows: the members of Lazard Group who are party to the Transaction Agreement shall transfer limited liability company interests in Lazard Group to LAZ-MD in exchange for limited liability company interests in LAZ-MD, in the classes and in the amounts set forth in the LAZ-MD Operating Agreement in accordance with the terms and conditions of the Transaction Agreement. Simultaneously therewith pursuant to Section 6.02(b) of the Old Lazard Group Operating Agreement, (a) all other limited liability company interests in Lazard Group shall be transferred to LAZ-MD in exchange for limited liability company interests in LAZ-MD, in the classes and in the amounts set forth in the LAZ-MD Operating Agreement, and all of the persons whose Lazard Group limited liability company interests are transferred pursuant to the Exchange and the Forced Sale shall be admitted as members of LAZ-MD and (b) Lazard Group shall admit LAZ-MD as the sole member of Lazard Group (and LAZ-MD hereby agrees to become the member of Lazard Group and abide by the terms of the Old Lazard Group Operating Agreement), in each case in accordance with the Transaction Agreement and the LAZ-MD Operating Agreement.

SECTION 2.4 Actions Prior to the Contribution. (a) The Parties acknowledge and agree that the transactions involving the initial transfers of certain assets and businesses in furtherance of the Separation set forth on Schedule 2.4(a) were consummated prior to the date hereof.

(b) On the date hereof and immediately after completion of the Exchange and the Forced Sale and prior to the Contribution, LAZ-MD shall grant the LAZ-MD Class II Interests pursuant to, and subject to the terms and conditions set forth in, the Rollover Option Agreement (the “Initial Grant”).

(c) On the date hereof and immediately after completion of the Forced Sale and prior to the Contribution, LAZ-MD and Lazard Group shall amend and restate the Old Lazard Group Operating Agreement to read in its entirety as the New Lazard Group Operating Agreement, effective immediately upon execution thereof, and an authorized person of Lazard Group shall file a Certificate of Amendment with the Secretary of State of the State of Delaware to reflect the change in Lazard Group’s name from “Lazard LLC” to “Lazard Group LLC.” Immediately after the effectiveness of the New Lazard Group Operating Agreement, LAZ-MD shall hold, inter alia, a Lazard Group Common Interest consisting of 62,500,000 Lazard Group Common Units.

(d) On the date hereof and immediately after the actions set forth in Section 2.4(c) and prior to the First Redemption, Lazard Group shall issue and distribute the Lazard Group I Note to LAZ-MD.

(e) On the date hereof and simultaneously with the consummation of the Forced Sale and the Exchange, Lazard Group shall transfer and assign to LAZ-MD, and LAZ-MD shall assume and agree faithfully to perform and discharge in due course in full in all respects, all of the rights and obligations of Lazard Group with respect to memorandum capital of Lazard Group. LAZ-MD agrees (i) to comply fully with the terms of such memorandum capital, including with respect to the timing of payment thereof as provided in the Old Lazard Group Operating Agreement, as modified by the Retention Agreements and (ii) to reimburse Lazard Group for any and all UK DC Obligations actually paid by Lazard Group or one of its Subsidiaries.

SECTION 2.5 The Contribution. (a) On the date hereof and subject to Section 2.5(d) and Section 2.5(e), immediately after the effectiveness of the New Lazard Group Operating Agreement pursuant to Section 2.4(c) and completion of the issuance of the Lazard Group I Note and consummation of the First Redemption (such time, the “Contribution Effective Time”), Lazard Group shall effect and consummate the Contribution by (i) contributing, assigning, transferring, conveying and delivering, or causing another Lazard Group Company to contribute, assign, transfer, convey and deliver to LFCM or to another LFCM Company all of Lazard Group’s (or, as the case may be, the applicable Lazard Group Company’s) right, title and interest in, to and under the LFCM Assets and (ii) issuing and contributing the Lazard Group II Note to LFCM. In consideration therefor, LFCM shall simultaneously therewith (i) assume and agree faithfully to perform and discharge in due course in full all of the LFCM Liabilities in accordance with their respective terms and (ii) issue and deliver to Lazard Group (A) an LFCM Common Interest consisting of 62,500,000 LFCM Common Units and having an LFCM Common Capital Account of $113,600,000, which LFCM Common Interest will constitute all of the issued and outstanding limited liability company interests of LFCM immediately after the Contribution Effective Time, and (B) the LFCM Note.

(b) The contribution, assignment, transfer, conveyance and delivery of the LFCM Assets and the assignment and assumption in full of the LFCM Liabilities pursuant to Section 2.5(a) shall be effected pursuant to the transactions set forth on, and transfer and assumption agreements attached to, Schedule 2.5(b) (it being understood that the failure to (i) contribute, assign, transfer, convey or deliver any LFCM Asset pursuant to any such transaction or agreement or (ii) assign, delegate or assume in full any LFCM Liability pursuant to any such transaction or agreement, shall not affect the obligations of Lazard Group and LFCM pursuant to Section 2.5(a) (including LFCM’s obligation to assume and agree faithfully to perform and discharge in due course in full all of the LFCM Liabilities in accordance with their respective terms) and in the event of any conflict between this Agreement and any such transfer and assumption agreements, this Agreement shall control).

(c) From and after the Contribution Effective Time, LFCM shall be responsible for all LFCM Liabilities, regardless of when or where such LFCM Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the date hereof, regardless of where or against whom such LFCM Liabilities are asserted or determined (including any LFCM Liabilities arising out of claims made by any Lazard Group Company’s or LFCM Company’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Lazard Group Companies or the LFCM Companies) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Lazard Group Companies or the LFCM Companies or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(d) Nothing herein shall be deemed to require the contribution, assignment, transfer, conveyance or delivery of any LFCM Assets or the assumption of any LFCM Liabilities that by their terms or operation of law cannot be contributed, assigned, transferred, conveyed, delivered or assumed; provided, however, that Lazard Group and LFCM shall, and shall cause the respective members of their Groups to, use their commercially reasonable efforts and cooperate to obtain any necessary consents, approvals or waivers for, and to resolve any impediments to, the contribution, assignment, transfer, conveyance or delivery of such LFCM Assets or assumption of such LFCM Liabilities contemplated to be contributed, assigned, transferred, conveyed, delivered or assumed pursuant to this Section 2.5; provided further, however, that Lazard Group shall not be obligated to pay any consideration therefor to the party from whom any such consent, approval or waiver is necessary in order to obtain any such consent, approval or waiver.

(e) To the extent that any contribution, assignment, transfer, conveyance, delivery or assumption referred to in

Section 2.5(a) shall not have been consummated at or prior to the Contribution Effective Time, (i) Lazard Group and LFCM shall, and shall cause the respective members of their Groups to, use reasonable best efforts and cooperate to effect such contribution, assignment, transfer, conveyance, delivery or assumption as promptly following the Contribution Effective Time as shall be practicable; and (ii) Lazard Group shall thereafter, with respect to any such LFCM Asset, use reasonable best efforts, with the costs of Lazard Group related thereto to be promptly reimbursed by LFCM, to hold such Asset in trust for the use and benefit of LFCM and, with respect to any such LFCM Liability, retain such LFCM Liability for the account of LFCM, and to take such other action, including as may be reasonably requested by LFCM, in order to place each Party, insofar as reasonably possible, in the same position as would have existed had such LFCM Asset or LFCM Liability been contributed, assigned, transferred, conveyed, delivered or assumed as contemplated hereby (it being understood that Lazard Group shall not be required to take any action pursuant to this sentence that would, or could reasonably be expected to, result in a material financial obligation, or restriction on the business or operations, of Lazard Group). To the extent that LFCM is provided the use or benefits of any LFCM Asset or has any LFCM Liability held for its account pursuant to this Section 2.5(e), LFCM shall perform at the direction of Lazard Group and for the benefit of any third person the obligations of Lazard Group thereunder or in connection therewith; provided, that if LFCM shall fail to perform to the extent required herein, LFCM shall hold Lazard Group harmless and indemnify Lazard Group therefor. As and when any such LFCM Asset or LFCM Liability becomes contributable, assignable, transferable, conveyable, deliverable or assumable, such contribution, assignment, transfer, conveyance, delivery or assumption, as applicable, shall be effected as promptly as practicable thereafter.

(f) The Parties agree that, notwithstanding anything in Section 2.5 to the contrary, LFCM shall be deemed to have acquired all of Lazard Group’s right, title and interest in and to the LFCM Assets, and shall be deemed to have assumed in full in accordance with the terms of this Agreement all of the LFCM Liabilities, in each case effective as of the Contribution Effective Time.

(g) Lazard Group and LFCM hereby agree to the matters set forth on Schedule 2.5(g).

SECTION 2.6 Actions Prior to the First Distribution. (a) On the date hereof, after the consummation of the Contribution and prior to the First Distribution, each of Lazard Group and LFCM shall, or shall cause the appropriate members of such Party’s Group to, enter into each of the Administrative Services Agreement, the Benefits Agreement, the Business Alliance Agreement, the Insurance Matters Agreement, the License Agreement and the Tax Receivable Agreement.

(b) On the date hereof, after the consummation of the Contribution and prior to the First Distribution, Lazard Group and LFCM shall, or shall cause the appropriate member of such Party’s Group to, enter into the subleases, deeds of indemnity and other agreements attached hereto as Schedule 2.6(b) relating to LFCM’s use of real property of Lazard Group. If the approval or consents necessary for such subleases shall not have been obtained on or prior to the consummation of the Contribution, or Lazard Group and LFCM shall be unable to enter into a license or alternative arrangement, including the arrangement described on Schedule 2.6(b), for the subject premises of the sublease on or prior to the consummation of the Contribution, then LFCM shall cause the appropriate member of the LFCM Companies to vacate the subject premises of the sublease on the date of the consummation of the Contribution.

SECTION 2.7 The First Distribution. On the date hereof immediately after the consummation of the Contribution, the First Redemption and the actions set forth in Section

2.6, Lazard Group shall effect the First Distribution by distributing to LAZ-MD as the sole Lazard Group Common Member (a) the entire LFCM Common Interest held by Lazard Group in accordance with the New Lazard Group Operating Agreement and (b) the LFCM Note. Immediately after the First Distribution, Lazard Group shall cease to be a member of LFCM and bound by the LFCM Operating Agreement and LAZ-MD shall simultaneously be admitted to LFCM as a member and bound by the LFCM Operating Agreement.

SECTION 2.8 Ancillary Agreements. (a) On or prior to the Contribution Effective Time, each of Lazard Group and LFCM shall, or shall cause the appropriate members of such Party’s Group to, enter into (i) such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment requested by Lazard Group or LFCM that are necessary or advisable to evidence the contribution, transfer, conveyance and assignment of all of Lazard Group’s right, title and interest in and to the LFCM Assets to LFCM or the applicable LFCM Company pursuant to Section 2.5(a); (ii) such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of transfer, conveyance, assignment and assumption requested by Lazard Group or LFCM that are necessary or advisable to evidence the assumption in full of the LFCM Liabilities by LFCM pursuant to Section 2.5(a); (iii) such bills of sale, stock powers, certificates of title, assumptions of contracts and other instruments of transfer, conveyance, assignment and assumption requested by Lazard Group that are necessary or advisable to evidence the valid and effective issuance and delivery of the LFCM Common Interest to Lazard Group pursuant to Section 2.5(a); and (iv) such other agreements, certificates and other documents as may be deemed to be advisable by Lazard Group in connection with the Separation.

(b) Notwithstanding anything to the contrary in the Benefits Agreement, LFCM hereby agrees, effective upon consummation of the First Distribution, to satisfy the funding and guarantee obligations of LFCM set forth on Schedule 2.8(b) with respect to the pension funds set forth on such Schedule. LAZ-MD agrees, effective upon the First Distribution, to satisfy the support obligations of LAZ-MD set forth on Schedule 2.8(b) with respect to the pension funds set forth on such Schedule.

SECTION 2.9 Post-Contribution Adjustment. (a) As promptly as practicable, but no later than ninety (90) days after the Contribution Effective Date, Lazard Group shall, at Lazard Group’s expense, prepare, or cause to be prepared, in good faith and deliver to LFCM (i) a balance sheet of LFCM (the “Closing Balance Sheet”) prepared in accordance with United States generally accepted accounting principles and (ii) a calculation in reasonable detail based upon the Closing Balance Sheet setting forth the amounts of Members’ Equity as of immediately after the Contribution Effective Time (the “Closing Members’ Equity”). Lazard Group and its accountants and advisers shall be provided with reasonable access to the work papers of LFCM and its accountants to prepare the Closing Balance Sheet and the calculation of Closing Members’ Equity.

(b) LFCM shall have sixty (60) days from the date on which the Closing Balance Sheet and the calculation of Closing Members’ Equity are delivered to it to assess the Closing Balance Sheet and such calculation of Closing Members’ Equity (the “Review Period”). If LFCM believes that the Closing Balance Sheet or that Lazard Group’s calculation of Closing Members’ Equity was incorrect, LFCM may, on or prior to the last day of the Review Period, deliver a notice to Lazard Group setting forth, in reasonable detail, each disputed item or amount and the basis for LFCM’s disagreement therewith, together with supporting calculations (the “Dispute Notice”). Following delivery of a Dispute Notice to Lazard Group, Lazard Group and its accountants and advisers shall be provided with reasonable access to the work papers of LFCM and its accountants relating to the calculation of the amounts of Closing Members’ Equity as set forth in such Dispute Notice. If no Dispute Notice is received by Lazard Group on or prior to the last day of the Review Period, the Closing Balance Sheet and the amount of Closing Members’ Equity, as delivered by Lazard Group to LFCM, shall be deemed accepted by LFCM and shall be final and binding on LFCM. If a Dispute Notice is received by Lazard Group on or prior to the last day of the Review Period, Lazard Group and LFCM shall, during the thirty (30)-day period following the date of such notice (the “Resolution Period”), attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(c) If, at the conclusion of the Resolution Period, there are amounts remaining in dispute with respect to the calculation of Closing Members’ Equity as to which a valid Dispute Notice has been timely delivered to Lazard Group, Lazard Group’s good-faith determination of Closing Members’ Equity shall be final, binding and conclusive upon Lazard Group and LFCM, and shall be deemed a final arbitration award that is enforceable in any court having jurisdiction.

(d) Effective upon (i) the end of the Review Period (if a timely Dispute Notice is not delivered), (ii) the resolution of all matters set forth in the Dispute Notice by agreement of the parties (if a timely Dispute Notice is delivered) or (iii) the conclusion of the Review Period (the “Resolution Date”), the Closing Balance Sheet and the amounts of Closing Members’ Equity shall be adjusted if and to the extent necessary to reflect the final resolution of any disputed items and shall be final, binding and conclusive on Lazard Group and LFCM. Promptly and, in any event, no later than three (3) Business Days following the Resolution Date, (i) if the Closing Members’ Equity (as finally determined under this Section 2.9) is greater than the Target Closing Members’ Equity, LFCM shall pay to Lazard Group an amount of cash equal to such difference, and (ii) if Target Closing Members’ Equity is greater than the Closing Members’ Equity (as finally determined under this Section 2.9), Lazard Group shall pay to LFCM an amount of cash equal to such difference.

ARTICLE III

THE RECAPITALIZATION

SECTION 3.1 The Recapitalization. On the date hereof and subject to Section 3.9, the Parties shall effect the Recapitalization by consummating the First Redemption, the Financing Transactions, the Second Redemption and the Second Distribution in the order, on the terms, and subject to the conditions, set forth in this Article III.

SECTION 3.2 The First Redemption. On the date hereof immediately after the effectiveness of the New Lazard Group Operating Agreement, LAZ-MD shall effect the First Redemption by redeeming the LAZ-MD Redeemable Interests in full in exchange for the Lazard Group Redeemable Interests pursuant to, and in accordance with, the LAZ-MD Operating Agreement and the New Lazard Operating Agreement and the Transaction Agreement.

SECTION 3.3 Actions Prior to the Financing Transactions. (a) Effective on or prior to the date hereof and prior to the consummation of the Common Stock IPO Transaction, the bye-laws of Lazard Ltd shall be amended and restated to read in their entirety as the Lazard Ltd Bye-laws.

(b) Lazard Ltd and Lazard Group shall use their respective commercially reasonable efforts to cause the Registration Statements with respect to each of the Common Stock IPO and the Exchangeable Securities IPO to become effective under the Securities Act and the Exchange Act and to keep the applicable Registration Statement effective as long as is necessary to consummate the Common Stock IPO and Exchangeable Securities IPO, as applicable.

(c) Lazard Group shall take all such action as Lazard Group may determine necessary or appropriate under federal or state securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Financing Transactions.

SECTION 3.4 The Financing Transactions. On the date hereof immediately after the consummation of the First Redemption and the First Distribution and the actions set forth in Section 3.3, the Parties shall effect the Financing Transactions as follows:

(a) Common Stock IPO Transaction. (i) Common Stock IPO. Lazard Ltd shall use its commercially reasonable efforts to take all actions necessary to consummate the Common Stock IPO.

(ii) Use of Proceeds. The Common Stock IPO will be a primary offering of Lazard Ltd Common Stock. The net proceeds of the Common Stock IPO (including from the exercise of any Over-allotment Option) will primarily be used by Lazard Ltd for the Lazard Ltd Contribution.

(iii) The Common Stock Contributions. Immediately after the consummation of the Common Stock IPO and receipt of the proceeds thereof:

(A) Lazard Ltd shall effect the Lazard Ltd Contribution by causing the contribution to Lazard Group of an amount in cash equal to the net proceeds of the Common Stock IPO through the contribution transaction described on Schedule 3.4(a)(iii); and

(B) in exchange therefor, simultaneously with such cash contributions to Lazard Group, Lazard Group shall (1) issue to the direct or indirect wholly-owned Subsidiaries of Lazard Ltd that shall directly contribute cash to Lazard Group pursuant to the Lazard Ltd Contribution as described on Schedule 3.4(a)(iii) (the “Contributing Subsidiaries”) Lazard Group Common Interests consisting of an aggregate number of Lazard Group Common Units equal to the number of shares of Lazard Ltd Common Stock sold pursuant to the Common Stock IPO and an aggregate amount of Lazard Group Common Capital equal to the net proceeds of the Common Stock IPO so contributed, with such units and capital allocated among the Contributing Subsidiaries as set forth on Schedule

3.4(a)(iii), and (2) admit each Contributing Subsidiary to Lazard Group as a Lazard Group Common Member and admit FinanceCo as the Lazard Group Managing Member.

(iv) Over-allotment Option. In the event that the underwriters’ over-allotment option (the “Over-allotment Option”) shall be exercised in whole or in part in the Common Stock IPO, immediately after the closing of the Over-allotment Option and receipt of the proceeds thereof:

(A) Lazard Ltd shall cause the contribution to Lazard Group by the Contributing Subsidiaries of an amount in cash equal to the net proceeds of such Over-allotment Option through the transactions described on Schedule 3.4(a)(iii); and

(B) in exchange therefor, simultaneously with such cash contributions to Lazard Group, Lazard Group shall issue to the Contributing Subsidiaries an aggregate number of additional Lazard Group Common Units equal to the number of shares of Lazard Ltd Common Stock sold pursuant to the Over-allotment Option, and shall credit the Contributing Subsidiaries’ Lazard Group Common Capital Accounts by an aggregate amount equal to net proceeds of the Over-allotment Option so contributed by such Contributing Subsidiaries, with such units and capital allocated among the Contributing Subsidiaries as set forth on Schedule 3.4(a)(iii).

(b) Exchangeable Securities IPO Transaction. (i) Exchangeable Securities IPO. Lazard Ltd shall, and shall cause FinanceCo to, use its commercially reasonable efforts to take all actions necessary to consummate the Exchangeable Securities IPO.

(ii) Use of Proceeds. The Exchangeable Securities IPO will be a primary offering of 6.625% Equity Security Units (the “Exchangeable Securities”) by Lazard Ltd and FinanceCo. The net proceeds of the Exchangeable Securities IPO (including from the exercise of any Exchangeable Securities Over-allotment Option) will be used by FinanceCo to purchase the Lazard Group Exchangeable Debt Securities.

(iii) Purchase of the Lazard Group Debt Securities. Immediately after the consummation of the Exchangeable Securities IPO and receipt of the proceeds thereof, FinanceCo shall purchase, and Lazard Group shall sell, 6.120% Senior Notes Due 2035 in principal amount equal to the aggregate principal amount of the senior notes of FinanceCo included in the Exchangeable Securities issued pursuant to the Exchangeable Securities IPO (the “Lazard Group Exchangeable Debt Securities”) for the aggregate consideration equal to the net proceeds of the Exchangeable Securities IPO in cash in immediately available funds.

(iv) Exchangeable Securities Over-allotment Option. In the event that the underwriters’ over-allotment option (the “Exchangeable Securities Over-allotment Option”) shall be exercised in whole or in part in the Exchangeable Securities IPO, immediately after the closing of the Exchangeable Securities Over-allotment Option and receipt of the proceeds thereof, FinanceCo shall purchase, and Lazard Group shall sell, Lazard Group Exchangeable

Debt Securities in principal amount equal to the aggregate principal amount of the senior notes of FinanceCo included in the Exchangeable Securities issued pursuant to the Exchangeable Securities Over-allotment Option for the aggregate consideration equal to the net proceeds of the Exchangeable Securities Over-allotment Option in cash in immediately available funds.

(v) Parallel Forward. In connection with the Exchangeable Securities IPO, each of Lazard Group and the Contributing Subsidiaries, with Lazard Ltd as guarantor thereof, shall enter into appropriate forward contracts providing for the issuance of Lazard Group Common Units to such Contributing Subsidiaries on substantially similar terms in respect of pricing, timing and antidilution as set forth in the forward purchase contracts forming part of the Exchangeable Securities.

(c) Debt Securities Offering Transaction. Lazard Group shall use its commercially reasonable efforts to take all actions necessary to consummate the Debt Securities Offering. The Debt Securities Offering will be a primary offering of 7.125% Senior Notes due 2015 in principal amount of $550,000,000 (the “Debt Securities”) by Lazard Group.

(d) Third Party Investment. Lazard Group and Lazard Ltd shall use their respective commercially reasonable efforts to take all actions necessary to consummate the Third Party Investment.

(i) Immediately after the consummation of the Third Party Investment and receipt by Lazard Ltd of its share of the proceeds thereof:

(A) Lazard Ltd shall cause the contribution to Lazard Group of an amount in cash equal to the net proceeds thereof received by Lazard Ltd through the contribution transaction described on Schedule 3.4(a)(iii); and

(B) in exchange therefor, simultaneously with such cash contributions to Lazard Group, Lazard Group shall issue to the Contributing Subsidiaries an aggregate number of Lazard Group Common Units equal to the number of shares of Lazard Ltd Common Stock sold pursuant to the Third Party Investment and an aggregate amount of Lazard Group Common Capital equal to the aggregate amount of such contribution, with such units and capital allocated among the Contributing Subsidiaries as set forth on Schedule 3.4(a)(iii).

(ii) Immediately after the consummation of the Third Party Investment and receipt by FinanceCo of its share of the proceeds thereof, FinanceCo shall purchase, and Lazard Group shall sell, Lazard Group Exchangeable Debt Securities in principal amount equal to the aggregate principal amount of the senior notes of FinanceCo included in the Exchangeable Securities issued pursuant to the Third Party Investment for aggregate consideration equal to the net proceeds of the Third Party Investment received by FinanceCo in cash in immediately available funds.

(iii) In connection with the Third Party Investment, each of Lazard Group and the Contributing Subsidiaries, with Lazard Ltd as guarantor thereof, shall enter into appropriate forward contracts providing for the issuance of Lazard Group Common Units to such Contributing Subsidiaries on substantially similar terms in respect of pricing, timing and antidilution as set forth in the forward purchase contracts forming part of the Exchangeable Securities.

(e) Use of Proceeds by Lazard Group. The portion of the net proceeds of the Common Stock IPO Transaction, the Exchangeable Securities IPO Transaction, the Debt Securities Offering and the Third Party Investment that are received by Lazard Group shall be used by Lazard Group to fund the Second Redemption, for general corporate purposes of Lazard Group and such other purposes set forth in the Registration Statements.

SECTION 3.5 Actions Prior to the Second Redemption. On the date hereof after the consummation of the Financing Transactions and immediately prior to the Second Redemption, the stockholders of Lazard Ltd Sub A shall be permitted to sell and transfer to Lazard Ltd, and Lazard Ltd shall purchase and acquire in such sale and transfer, all of the outstanding shares of Lazard Ltd Sub A, in consideration for the issuance of shares of Lazard Ltd Common Stock to the transferring stockholder of Lazard Ltd Sub A, on the terms and subject to the conditions set forth in the Lazard Ltd Sub A Share Transfer Agreement and simultaneously with the payment of the Redemption Consideration. Pursuant to the Second Redemption, the Lazard Group Redeemable Interests held by Lazard Ltd Sub A will be redeemed in exchange for Lazard Group Common Units in accordance with the New Lazard Group Operating Agreement.

SECTION 3.6 The Second Redemption. On the date hereof immediately after consummation of the Financing Transactions and the actions set forth in Section 3.5 and in accordance with the New Lazard Group Operating Agreement, Lazard Group shall redeem the Lazard Group Redeemable Interests for the Redemption Consideration.

SECTION 3.7 Actions Prior to the Second Distribution. On the date hereof immediately after consummation of the Second Redemption, Lazard Group shall repay in full all outstanding amounts under each of the Lazard Group I Note and the Lazard Group II Note.

SECTION 3.8 The Second Distribution. On the date hereof immediately after the consummation of the Second Redemption and the actions set forth in Section 3.7, LAZ-MD shall effect the Second Distribution by distributing or otherwise transferring to each LAZ-MD Class II Member an LFCM Common Interest with an equivalent number of LFCM Common Units and pro rata portion (based on number of LAZ-MD Class II Units) of the capital associated with the LFCM Common Interest held by LAZ-MD immediately prior to the Second Distribution, on the terms set forth in the LAZ-MD Operating Agreement. Pursuant to such distribution and transfer, each recipient of an LFCM Common Interest will be admitted as an LFCM Common Member, on the terms and subject to the conditions set forth in the LFCM Operating Agreement.

SECTION 3.9 Conditions to the Separation and the Recapitalization. (a) Subject to satisfaction or waiver of the additional conditions set forth in Section 3.9(b) with respect to the consummation of each of the First Redemption and the Second Redemption and the provisions of Section 3.9(c), the obligations of the Parties to consummate the Separation and the Recapitalization are subject to the satisfaction, or waiver by Lazard Group in its sole discretion, of each of the following conditions prior to the consummation of the Exchange and the Forced Sale:

(i) All of the conditions to the Exchange set forth in Section 4(b) of the Transaction Agreement shall have been satisfied or waived in accordance with the terms thereof.

(ii) Approval of the Separation and Recapitalization shall have been given by the Board of Directors of Lazard Group in its sole discretion and not revoked.

(iii) Each of the Registration Statements shall have been filed and declared effective by the SEC, and there shall be no stop-order in effect with respect thereto.

(iv) The actions and filings necessary or appropriate under federal and state securities laws and state blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Financing Transactions (including, if applicable, any actions and filings relating to the Registration Statements or the prospectuses contained therein or any comparable registration statements or prospectuses in any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted.

(v) The Lazard Ltd Common Stock to be issued in the Common Stock IPO and the Exchangeable Securities to be issued in the Exchangeable Securities IPO shall have been accepted for listing on the NYSE, subject to official notice of issuance.

(vi) No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation or the Recapitalization, including any of the Exchange, the Forced Sale, the Contribution, the First Redemption, the First Distribution, the Financing Transactions, the Second Redemption or the Second Distribution, or any of the other transactions contemplated by this Agreement or any Ancillary Agreement, shall be in effect.

(vii) All Consents and Governmental Approvals required in connection with the Separation and the Recapitalization, including the Exchange, the Forced Sale, the Contribution, the First Redemption, the First Distribution, the Financing Transactions, the Second Redemption and the Second Distribution, and any of the other transactions contemplated by this Agreement or any Ancillary Agreement, shall have been received.

(viii) Neither this Agreement nor the Transaction Agreement shall have been terminated, and each of this Agreement and the Transaction Agreement shall be in full force and effect.

(b) The obligations of the Parties to consummate the First Redemption and the Second Redemption, as applicable, are subject to the satisfaction, or waiver by Lazard Group in its sole discretion, of the following conditions:

(i) With respect to the First Redemption, the condition to the First Redemption set forth in Section 4(c)(i) of the Transaction Agreement shall have been satisfied or waived in accordance with the terms thereof.

(ii) With respect to the Second Redemption, the condition to the Second Redemption set forth in Section 4(c)(ii) of the Transaction Agreement shall have been satisfied or waived in accordance with the terms thereof.

(c) In the event that after the consummation of the Exchange and Forced Sale but prior to the consummation of the Second Distribution any of the conditions to the Separation and Recapitalization set forth in this Section 3.9 shall cease to be satisfied (unless earlier waived by Lazard Group as provided herein), Lazard Group may, in its sole discretion, elect to terminate the obligations of the Parties to continue to consummate the Separation and the Recapitalization.

(d) Any determination made by Lazard Group (including the Board of Directors of Lazard Group) concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.9 shall be conclusive and binding on the Parties.

ARTICLE IV

SURVIVAL AND INDEMNIFICATION

SECTION 4.1 Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement shall survive each of the Separation and the Recapitalization (including the Exchange, the Forced Sale, the Contribution, the First Redemption, the First Distribution, the Financing Transactions, the Second Redemption and the Second Distribution).

SECTION 4.2 Indemnification by LFCM. LFCM shall indemnify, defend and hold harmless (1) Lazard Group, each other Lazard Group Company and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Lazard Group Indemnitees”) and (2) LAZ-MD and each of its directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “LAZ-MD Indemnitees”), from and against any and all Indemnifiable Losses of the Lazard Group Indemnitees and the LAZ-MD Indemnitees to the extent relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (without duplication):

(a) the failure of LFCM or any other LFCM Company or any other person to pay, perform or otherwise promptly discharge any LFCM Liabilities or any contract, agreement or arrangement included in the LFCM Assets in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b) any LFCM Company, any LFCM Liability or any LFCM Asset; and

(c) any breach by LFCM of this Agreement or any of the Ancillary Agreements to which it is a party or any breach by any other LFCM Company of any of the Ancillary Agreements to which it is a party.

SECTION 4.3 Indemnification by Lazard Group. Lazard Group shall indemnify, defend and hold harmless LFCM, each other LFCM Company and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “LFCM Indemnitees”) and the LAZ-MD Indemnitees, from and against any and all Indemnifiable Losses of the LFCM Indemnitees and the LAZ-MD Indemnitees to the extent relating to, arising out of or resulting from any of the following items regardless of whether arising from or alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation (without duplication):

(a) the failure of Lazard Group or any other Lazard Group Company or any other person to pay, perform or otherwise promptly discharge any Lazard Group Liabilities or any contract, agreement, or arrangement included in the Lazard Group Assets in accordance with their respective terms, whether prior to, at or after the Distribution Time;

(b) any Lazard Group Company, any Lazard Group Liability or any Lazard Group Asset;

(c) any Excluded Asset or Excluded Liability;

(d) any breach by Lazard Group of this Agreement or any of the Ancillary Agreements to which it is a party or any breach by any other Lazard Group Company of any of the Ancillary Agreements to which it is a party; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, contained in any Offering Document.

SECTION 4.4 Indemnification by LAZ-MD. LAZ-MD shall indemnify, defend and hold harmless each LFCM Indemnitee and each Lazard Group Indemnitee from and against any and all Indemnifiable Losses of the LFCM Indemnitees and the Lazard Group Indemnitees to the extent relating to, arising out of or resulting from any breach by LAZ-MD of this Agreement or any of the Ancillary Agreements to which it is a party.

SECTION 4.5 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) The Parties intend that any Indemnifiable Loss subject to indemnification or reimbursement pursuant to this Agreement will be net of Insurance Proceeds actually recovered by or on behalf of the Indemnitee in reduction of the related Indemnifiable Loss. Accordingly, except as otherwise expressly provided in such sections of the Insurance Matters Agreement, (i) the amount that any Party (an “Indemnifying Party”) is required to pay to any person entitled to indemnification hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Indemnifiable Loss; and (ii) if an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss and subsequently receives Insurance Proceeds in reduction of such Indemnifiable Loss, then the Indemnitee will promptly pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of an Indemnifiable Loss shall not, however, delay any Indemnity

Payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party.

SECTION 4.6 Procedures for Indemnification of Third Party Claims. (a) If an Indemnitee shall receive actual notice of the assertion by a person (including any Governmental Authority) other than LAZ-MD, any Lazard Group Company or any LFCM Company or any of their respective Affiliates (a “Third Party”) of any claim, or of the commencement by any such person of any Action, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2, 4.3 or 4.4 or any other indemnification provision set forth herein or in any Ancillary Agreement (collectively, a “Third Party Claim”), such Indemnitee shall give such Indemnifying Party and, if Lazard Group is not the Indemnifying Party, Lazard Group prompt written notice thereof (and in any event not more than 30 days after receiving such actual notice of such Third Party Claim). Any such notice shall describe the Third Party Claim in reasonable detail, including, if known, the amount of the Indemnifiable Loss for which indemnification may be available or a good faith estimate thereof. Notwithstanding the foregoing, the failure of any Indemnitee or other person to give notice within the 30-day period as provided in this Section 4.6(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice within such 30-day period.

(b) An Indemnifying Party may elect (but is not required) to assume the defense of and defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.6(a), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee. Notwithstanding anything to the contrary, Lazard Group or its designee shall have the right to assume the defense of and defend, at the Indemnifying Party’s expense and by Lazard Group’s own counsel, any of the claims or matters set forth on Schedule 4.6(b).

(c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.6(b), such Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party; provided, that the Indemnifying Party may thereafter assume the defense of such Third Party Claim upon notice to the Indemnitee (but the cost and expense of such Indemnitee in defending such Third Party Claim incurred from the last day of the notice period under Section 4.6(b) until such date as the Indemnifying Party shall assume the defense of such Third Party Claim shall be paid by the Indemnifying Party).

(d) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.6(b), and has not thereafter assumed such defense as provided in Section 4.6(c), such Indemnitee shall have the right to settle or compromise such Third Party Claim, and any such settlement or compromise made or caused to be made of such Third Party Claim in accordance with this Article IV shall be binding on the Indemnifying Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnitee shall not compromise or settle a Third Party Claim without the express prior consent of the Indemnifying Party (which consent the Indemnifying Party may withhold in its sole discretion unless the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee and the Indemnifying Party from all liability with respect to such Third Party Claim and does not require the Indemnifying Party to be subject to any non-monetary remedy, in which case such consent may not be unreasonably withheld or delayed).

(e) The Indemnifying Party shall have the right to compromise or settle a Third Party Claim the defense of which it shall have assumed pursuant to Section 4.6(b) or Section 4.6(c) and any such settlement or compromise made or caused to be made of a Third Party Claim in accordance with this Article IV shall be binding on the Indemnitee, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not have the right to admit Liability on behalf of the Indemnitee and shall not compromise or settle a Third Party Claim in each case without the express prior consent of the Indemnitee (not to be unreasonably withheld or delayed); provided that such prior consent shall not be required in the case of any such compromise or settlement if and only if the compromise or settlement includes, as a part thereof, a full and unconditional release by the plaintiff or claimant of the Indemnitee from all liability with respect to such Third Party Claim and does not require the Indemnitee to make any payment that is not fully indemnified under this Agreement or to be subject to any non-monetary remedy.

SECTION 4.7 Additional Matters. (a) Any claim on account of an Indemnifiable Loss that does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party, which notice shall be given promptly after the Indemnitee shall receive actual notice of such Indemnifiable Loss (and in any event not more than 30 days after receiving such actual notice of such Indemnifiable Loss). Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have agreed to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement and the Ancillary Agreements. Any such notice shall describe the claimed Indemnifiable Loss in reasonable detail, including, if known, the amount of the Indemnifiable Loss for which indemnification may be available or a good faith estimate thereof. Notwithstanding the foregoing, the failure of any Indemnitee or other person to give notice within the 30-day period as provided in this Section 4.7(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice within such 30-day period.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) LFCM shall, and shall cause the other LFCM Indemnitees to, Lazard Group shall, and shall cause the other Lazard Group Indemnitees to, and LAZ-MD shall, and shall cause the other LAZ-MD Indemnitees to, make available to each other, their counsel and other representatives, all information and documents reasonably available to them that relate to any Third Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

SECTION 4.8 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party; provided, that the procedures set forth in Section 4.6 and Section 4.7 shall be the exclusive procedures governing any indemnity action brought under this Agreement, except as otherwise expressly provided in any of the Ancillary Agreements.

SECTION 4.9 Survival of Indemnities. The rights and obligations of each of Lazard Group, LAZ-MD and LFCM and their respective Indemnitees under this Article IV shall survive the sale or other transfer by any Party of any Assets or businesses or the assignment by it of any Liabilities.

ARTICLE V

CERTAIN ADDITIONAL COVENANTS RELATING TO THE SEPARATION AND RECAPITALIZATION

SECTION 5.1 Intercompany Agreements; Intercompany Accounts. (a) All contracts, licenses, agreements, commitments or other arrangements, formal or informal, written or oral, between any of LAZ-MD or any Lazard Group Company, on the one hand, and any LFCM Company, on the other hand, in existence as of the Distribution Time, shall terminate effective as of the Distribution Time, and no persons party to any such contract, license, agreement, commitment or other arrangement shall have any rights under such contract, license, agreement, commitment or arrangement, except, in each case, (i) for this Agreement and any Ancillary Agreement (including each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement (A) to be entered into by any of the Parties or, if applicable, any of the members of their respective Groups or (B) to survive the Separation), (ii) for any contracts, licenses, agreements, commitments or other arrangements to which any person other than the Parties or their respective Subsidiaries is a party and (iii) the agreements set forth on Schedule 5.1.

(b) Notwithstanding anything to the contrary in Section 5.1(a), after the Distribution Time, the Parties shall be obligated to pay only those intercompany accounts between any of LAZ-MD or any Lazard Group Company, on the one hand, and any LFCM Company, on the other hand, outstanding as of the Distribution Time that arose in connection with transfers of goods and services in the ordinary course of business, consistent with past practices (which the Parties shall use reasonable efforts to settle prior to the Distribution Time) and all other intercompany accounts outstanding as of the Distribution Time shall be settled without transfer of non-financial assets as of the Distribution Time, except as otherwise contemplated by this Agreement.

SECTION 5.2 Guarantee Obligations. (a) Lazard Group and LFCM shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause a Lazard Group Company to be substituted in all respects for any LFCM Company in respect of, all obligations of any LFCM Company under any Lazard Group Liabilities for which such LFCM Company may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Distribution Time, (i) Lazard Group shall indemnify and hold harmless the LFCM Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of LFCM, from and after the Distribution Time, Lazard Group shall not, and shall not permit any other Lazard Group Company to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any LFCM Company is or may be liable unless all obligations of the LFCM Companies with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to LFCM; provided, that the limitations contained in clause (ii) shall not apply in the event that a Lazard Group Company obtains a letter of credit from a financial institution reasonably acceptable to LFCM and for the benefit of LFCM with respect to such obligation of the LFCM Companies.

(b) Lazard Group and LFCM shall cooperate, and shall cause their respective Groups to cooperate, to terminate, or to cause an LFCM Company to be substituted in all respects for any Lazard Group Company in respect of, all obligations of any Lazard Group Company under any LFCM Liabilities for which such Lazard Group Company may be liable, as guarantor, original tenant, primary obligor or otherwise. If such a termination or substitution is not effected by the Distribution Time, (i) LFCM shall indemnify and hold harmless the Lazard Group Indemnitees for any Indemnifiable Loss arising from or relating thereto, and (ii) without the prior written consent of Lazard Group, from and after the Distribution Time, LFCM shall not, and shall not permit any other LFCM Company to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which any Lazard Group Company is or may be liable unless all obligations of the Lazard Group Companies with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Lazard Group; provided, that the limitations contained in clause (ii) shall not apply in the event that an LFCM Company obtains a letter of credit from a financial institution reasonably acceptable to Lazard Group and for the benefit of Lazard Group with respect to such obligation of the Lazard Group Companies.

SECTION 5.3 Commercially Reasonable Efforts. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its commercially reasonable efforts, prior to, at and after the Distribution Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, at and after the Distribution Time, each Party shall cooperate with the other Parties, and without any further consideration, to cause to be executed and delivered all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and each of the Separation and Recapitalization (including the Exchange, Forced Sale, Contribution, First Redemption, First Distribution, Financing Transactions, Second Redemption and Second Distribution) and the other transactions contemplated hereby and thereby.

(c) Each of the Parties shall, and, if applicable, shall cause members of its Group to, use its commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate (including with respect to any federal government contract) or assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute LFCM Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the LFCM Companies, so that, in any such case, LFCM and its Group will be solely responsible for such Liabilities; provided, that no Party or the other members of its Group shall be obligated to pay any consideration therefor to any Governmental Authority or third party from whom such consents, approvals, substitutions and amendments are requested.

ARTICLE VI

ACCESS TO INFORMATION

SECTION 6.1 Agreement for Exchange of Information. (a) At any time before, on or after the Distribution Time, (i) Lazard Group, on behalf of each Lazard Group Company, agrees to provide, or cause to be provided, to each of LAZ-MD and LFCM, (ii) LFCM, on behalf of each LFCM Company, agrees to provide, or cause to be provided, to each of LAZ-MD and Lazard Group, and (iii) LAZ-MD agrees to provide, or cause to be provided, to each of LFCM and Lazard Group, in each case as soon as reasonably practicable after written request therefor from such other Party, any Information in the possession or under the control of such respective Group, if applicable, that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting Party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any Party reasonably determines that any such provision of Information could be commercially detrimental to such Party or any member of its Group, if applicable, violate any law or agreement to which such Party or member of its Group, if applicable, is a party, or waive any attorney-client privilege applicable to such Party or member of its Group, if applicable, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 6.1(a) in a manner that avoids any such harm or consequence (including by entering into joint defense or similar arrangements); provided, further, that in the event, after taking all such reasonable measures, the Party subject to such law or agreement is unable to provide any Information without violating such law or agreement, such Party shall not be obligated to provide such Information to the extent it would violate such law or agreement. The Parties intend that any transfer of Information that would otherwise be within the attorney-client privilege shall not operate as a waiver of any potentially applicable privilege. Each Party shall make its employees and facilities available and accessible during normal business hours and on reasonable prior notice to provide an explanation of any Information provided hereunder.

(b) Notwithstanding anything to the contrary in Section 6.1(a), after the Distribution Time, LFCM shall provide, or cause to be provided, to Lazard Group in such form as Lazard Group shall request, at no charge to Lazard Group, all financial and other data and Information in the possession or under the control of LFCM or any other LFCM Company as Lazard Group determines necessary or advisable in order to prepare Lazard Group’s and other Lazard Group Companies’ financial statements or any other reports or filings of Lazard Group Companies with any Governmental Authority.

SECTION 6.2 Ownership of Information. Any Information owned by one Group or Party that is provided to a requesting Party pursuant to Section 6.1 shall be deemed to remain the property of the providing person (or person on whose behalf such Information is being provided). Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 6.3 Compensation for Providing Information. The Party requesting such Information agrees to reimburse the other Party for the reasonable out-of-pocket costs, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting Party by or on behalf of such other Party or its Group, if applicable. Except as may be otherwise specifically provided elsewhere in this Agreement or in any other Ancillary Agreement, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

SECTION 6.4 Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Distribution Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control at the Distribution Time in accordance with the policies of Lazard Group as in effect at the Distribution Time.

SECTION 6.5 Limitation of Liability. No Party shall have any liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate, in the absence of willful misconduct or fraud by the Party providing such

Information. No Party shall have any liability to the other Party if any Information is destroyed after using its reasonable best efforts in accordance with the provisions of Section 6.4.

SECTION 6.6 Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

SECTION 6.7 Production of Witnesses; Records; Cooperation. (a) After the Distribution Time, except in the case of an adversarial Action by one Party (or, if applicable, any member of its Group) against another Party (or, if applicable, any member of its Group) (which shall be governed by such discovery rules as may be applicable thereto), each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, at the offices of such Party during normal business hours, in each case to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such person, for reasonable periods of time) in connection with any Action in which the requesting Party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third Party Claim, each Party shall use its reasonable best efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of such Party and, if applicable, the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available during normal business hours, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required (and, in the case of any such person, for reasonable periods of time) in connection with such defense, settlement or compromise, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, as the case may be, in each case at the Indemnifying Party’s expense. The Indemnifying Party shall bear all out-of-pocket costs and expenses (including allocated costs of in-house counsel and other personnel) in connection therewith.

(c) Without limiting the foregoing, the Parties shall cooperate and consult, and, if applicable, cause each member of its respective Group to cooperate and consult, to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and, if applicable, to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any intellectual property and shall not claim to acknowledge, or permit any member of its respective

Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses, directors, officers, employees, other personnel and agents without regard to whether any such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

(f) In connection with any matter contemplated by this Section 6.7, the applicable Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any Party or, if applicable, any member of any Group.

SECTION 6.8 Confidentiality. (a) Subject to Section 6.9, each of the Parties agrees to hold, and to cause each member of its Group and its and each member of its Group’s respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (collectively, and together with the members of its Group, “Representatives”) to hold, in strict confidence, with at least the same degree of care that applies to Lazard Group’s confidential and proprietary information pursuant to policies in effect at the Distribution Time, all Information concerning each such other Party or Group (including such person’s clients, transactions, business, assets, liabilities, performance or operations) that is either in its possession (including Information in its possession prior to any of the date hereof, the Contribution Effective Time or the Distribution Time) or furnished by any such other Party or its Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise (collectively, “Covered Information”), except that the following shall not be deemed to be Covered Information: any such Information to the extent that (i) at the time of disclosure such Information is generally available to and known by the public (other than as a result of a disclosure by the disclosing Party or by any of its Representatives in breach of this Section 6.8) or (ii) such Information has after the Distribution Time been lawfully acquired from other sources by such Party (or, if applicable, any member of such Party’s Group) on a non-public basis which sources are, to the knowledge of the Party acquiring such Information, not themselves bound by a contractual, legal or fiduciary obligation that would limit or prohibit disclosure of such Information.

(b) Subject to Section 6.9, each Party agrees (i) not to use any Covered Information other than for such purposes as shall be expressly permitted hereunder or under any Ancillary Agreement and (ii) not to release or disclose, or permit to be released or disclosed, any Covered Information to any other person, except its Representatives who need to know such Covered Information (who shall be advised of their obligations hereunder with respect to such Covered Information), except in compliance with Section 6.9. Without limiting the foregoing, when any Covered Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the Party that provided such Covered Information either return to such Party all such Covered Information in a tangible form (including all copies thereof and all notes, analyses, presentations, extracts or summaries based thereon) or certify to the other Party that it has destroyed such Covered

Information (and such copies thereof and such notes, extracts, analyses, presentations or summaries based thereon). Notwithstanding the return or destruction of the Covered Information, such Party will continue to be bound by its obligations of confidentiality and other obligations hereunder.

SECTION 6.9 Protective Arrangements. In the event that any Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Covered Information of any other Party (or any member of such other Party’s Group) pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Covered Information of any other Party (or any member of such other Party’s Group), such Party shall notify the other Party prior to disclosing or providing such Covered Information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the person that received such request may thereafter disclose or provide Covered Information if and to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority; provided, that the person shall only disclose such portion of the Covered Information so required to be disclosed or provided.

ARTICLE VII

NO REPRESENTATIONS OR WARRANTIES

SECTION 7.1 No Representations or Warranties to LFCM. LFCM, on behalf of itself and all LFCM Companies and their Representatives, understands and agrees that, except as expressly set forth herein or in any other Ancillary Agreement, (a) none of Lazard Group, any other Lazard Group Company, LAZ-MD, their respective Representatives or any other person is, in this Agreement or in any other agreement or document, making any representation or warranty of any kind whatsoever, express or implied, to LFCM, any other LFCM Company or any of their Representatives in any way with respect any of the transactions contemplated hereby or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Lazard Group, any other Lazard Group Company, LAZ-MD, LFCM or any other LFCM Company, any LFCM Assets, any LFCM Liabilities or the LFCM Businesses, (b) LFCM and each member of the LFCM Companies shall take all of the LFCM Assets, the LFCM Businesses and LFCM Liabilities on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed by LAZ-MD, Lazard Group (on behalf of itself and each other Lazard Group Company), their respective Representatives and each other person, and (c) none of Lazard Group, any other Lazard Group Company, LAZ-MD, their respective Representatives or any other person is making any representation or warranty with respect to the Separation and the Recapitalization (including the Exchange, Forced Sale, Contribution, First Redemption, First Distribution, Financing Transactions, Second Redemption and Second Distribution) or the entering into of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

SECTION 7.2 LFCM to Bear Risk. Except as expressly set forth herein or in any other Ancillary Agreement, LFCM and each other LFCM Company shall bear the economic and legal risk that the LFCM Assets shall prove to be insufficient or that the title of any LFCM

Company to any LFCM Assets shall be other than good and marketable and free from encumbrances.

SECTION 7.3 LAZ-MD to Bear Risk. Except as expressly set forth herein or in any other Ancillary Agreement, LAZ-MD shall bear the economic and legal risk that the assets it holds immediately after the Separation and Recapitalization shall prove to be insufficient or that the title of LAZ-MD to any such assets shall be other than good and marketable and free from encumbrances.

SECTION 7.4 No Representations or Warranties to LAZ-MD. LAZ-MD, on behalf of itself and its Representatives, understands and agrees that, except as expressly set forth herein or in any other Ancillary Agreement, (a) none of Lazard Group, any other Lazard Group Company, LFCM, any other LFCM Company, their respective Representatives or any other person is, in this Agreement or in any other agreement or document, making any representation or warranty of any kind whatsoever, express or implied, to LAZ-MD or its Representatives in any way with respect any of the transactions contemplated hereby or the business, assets, condition or prospects (financial or otherwise) of, or any other matter involving, the Assets, Liabilities or businesses of Lazard Group, any other Lazard Group Company, LAZ-MD, LFCM or any other LFCM Company, any LFCM Assets, any LFCM Liabilities or the LFCM Businesses, (b) LFCM and each member of the LFCM Companies shall take all of the LFCM Assets, the LFCM Businesses and LFCM Liabilities on an “as is, where is” basis, and all implied warranties of merchantability, fitness for a specific purpose or otherwise are hereby expressly disclaimed by Lazard Group (on behalf of itself and each other Lazard Group Company), its Representatives and each other person, and (c) none of Lazard Group, any other Lazard Group Company, LFCM, any other LFCM Company, their respective Representatives or any other person is making any representation or warranty with respect to the Separation and the Recapitalization (including the Exchange, Forced Sale, Contribution, First Redemption, First Distribution, Financing Transactions, Second Redemption and Second Distribution) or the entering into of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby.

ARTICLE VIII

LAZ-MD EXCHANGEABLE INTERESTS

SECTION 8.1 Exchange Rights. (a) LAZ-MD Class II Interests shall be exchangeable with LAZ-MD for Lazard Group Common Interests held by LAZ-MD, on the terms, and subject to the conditions, set forth in this Article VIII, at the LAZ-MD Exchange Ratio then in effect (the “LAZ-MD Exchange”), and Lazard Group Common Interests held by LAZ-MD or any Lazard Group MD Common Interests shall be exchangeable with Lazard Ltd Sub A and Lazard Ltd Sub B for shares of Lazard Ltd Common Stock, on the terms, and subject to the conditions, set forth in this Article VIII, at the Lazard Group Exchange Ratio then in effect (the “Lazard Group Exchange,” and together with the LAZ-MD Exchange, the “MD Exchanges”).

(b) Provisions that apply to the exchange of all of an Exchangeable Interest shall also apply to an exchange of a portion of an Exchangeable Interest. Each MD Exchange shall be expressed in terms of the LAZ-MD Class II Units or Lazard Group Common Units being exchanged, as applicable (with each Exchange involving the transfer of the entire Exchangeable Interest (or applicable portion thereof, including associated capital, being exchanged)). Notwithstanding anything herein to the contrary, neither the portion of any LAZ-MD Class II Interest consisting of “Class II Exchangeable Units” nor any “Dormant Class II Interest” (each as defined in the LAZ-MD Operating Agreement) shall be exchangeable for Lazard Group Common Interests held by LAZ-MD or for Lazard Ltd Common Stock.

(c) A holder of a LAZ-MD Class II Interest is not entitled to any rights of a holder of a Lazard Group Common Interest or Lazard Ltd Common Stock with respect to such LAZ-MD Class II Interest until, in the case of a Lazard Group Common Interest, such holder has exchanged its LAZ-MD Class II Interest for such Lazard Group Common Interest and only to the extent that such LAZ-MD Class II Interest shall have been exchanged for a Lazard Group Common Interest pursuant to this Article VIII, and, in the case of Lazard Ltd Common Stock, such holder has exchanged its Lazard Group Common Interest for such Lazard Ltd Common Stock and only to the extent that such Lazard Group Common Interest shall have been exchanged for Lazard Ltd Common Stock pursuant to this Article VIII. A holder of a Lazard Group Common Interest is not entitled to any rights of a holder of Lazard Ltd Common Stock with respect to such Lazard Group Common Interest until such holder has exchanged its Lazard Group Common Interest for such Lazard Ltd Common Stock, and only to the extent that such Lazard Group Common Interest shall have been exchanged for Lazard Ltd Common Stock pursuant to this Article VIII.

SECTION 8.2 Elective Exchange. (a) Elective Exchanges. Each Exchangeable MD Member shall be entitled to effect the MD Exchanges for shares of Lazard Ltd Common Stock in accordance with this Article VIII (each such exchange, an “Elective Exchange”) on the following dates:

(i) Each Exchangeable MD Member shall be entitled to effect the MD Exchanges with respect to all of such Exchangeable MD Member’s Exchangeable Interest for shares of Lazard Ltd Common Stock on the date that is the eighth anniversary of the IPO Date and on each subsequent anniversary date of the IPO Date (the “General Exchange Date”); and

(ii) Each Exchangeable MD Member who is a party to a Retention Agreement and entitled to accelerated exchange rights thereunder or who shall otherwise be entitled to accelerated exchange rights under any Retention Agreement shall be entitled to effect the MD Exchanges with respect to such Exchangeable MD Member’s Exchangeable Interest (or applicable portion thereof) on the anniversary dates of the IPO Date or such other dates, in each case as set forth in the applicable Retention Agreement (each, an “Accelerated Exchange Date”, and together with the General Exchange Date, the “Applicable Exchange Date”), in each case in the amounts, on the terms and subject to the conditions set forth in such Retention Agreement.

(b) Procedures. (i) Subject to clause (ii) below, each Elective Exchange of a LAZ-MD Class II Interest shall be effected in accordance with Section 7.4 of the LAZ-MD Operating Agreement and Section 7.05(a) of the New Lazard Group Operating Agreement, and

each Elective Exchange of a Lazard Group MD Common Interest shall be effected in accordance with Section 7.05(b) of the New Lazard Group Operating Agreement.

(ii) Except as otherwise provided in this clause (ii), each Exchangeable MD Member who shall be entitled to make an Elective Exchange and desires to exchange such member’s Exchangeable Interest (or portion thereof) so exchangeable (an “Electing Member”) shall prepare and deliver to LAZ-MD and each of Lazard Ltd Sub A and Lazard Ltd Sub B a written request signed by such Electing Member (A) stating the amount of Units underlying the Exchangeable Interest that such Electing Member desires to exchange, (B) stating whether the Electing Member shall elect to have such exchange consummated on the Applicable Exchange Date or the date immediately prior to the date of effectiveness of any registration statement of Lazard Ltd that Lazard Ltd may file in order to register the sale by the Electing Member of the shares of Lazard Ltd Common Stock to be issued in such exchange to such Electing Member (such date, the “Registration Exchange Date”, and the date selected by the Exchanging Member, the “Exchange Effective Date”), and (C) certifying that such Electing Member is entitled to exchange the portion of the Exchangeable Interest that such member desires to exchange and that such Electing Member is the beneficial owner of such Exchangeable Interest (each such request, an “Exchange Request”). A properly completed Exchange Request must be delivered to LAZ-MD and each of Lazard Ltd Sub A and Lazard Ltd Sub B not less than 60 days or more than 90 days prior to the anniversary date on which such Electing Member desires to effect the Exchanges in accordance with this Section. Each of Lazard Ltd Sub A and Lazard Ltd Sub B shall have the right to determine whether any Exchange Request is proper or to waive any infraction of these procedures. Once delivered, an Exchange Request shall be irrevocable.

(iii) Each Elective Exchange shall be consummated effective as of the close of Lazard Ltd’s business on the applicable Exchange Effective Date (such time, the “Elective Exchange Effective Time”), and the Electing Member shall be deemed to have become the holder of record of the applicable shares of Lazard Ltd Common Stock at such Elective Exchange Effective Time (or, in the case of an Electing Member who is an Electing LAZ-MD Exchange Member (as defined in the LAZ-MD Operating Agreement), at the time of receipt of such shares of Lazard Ltd Common Stock) and all rights of the Electing Member in respect of the portion of the Exchangeable Interest so exchanged shall terminate at such Elective Exchange Effective Time. In the event that an Electing Member shall select the Registration Exchange Date as the Exchange Effective Date in accordance with clause (ii) above, such Elective Exchange shall be null and void (and such Electing Member shall continue to hold the applicable Exchangeable Interest) in the event that the applicable registration statement shall be abandoned by Lazard Ltd prior to its effectiveness.

SECTION 8.3 Mandatory Exchanges. (a) Mandatory Exchanges. With respect to each Exchangeable Interest, a LAZ-MD Exchange and/or a Lazard Group Exchange shall occur with respect to all or a portion of such Exchangeable Interest, without any action required on the part of the Exchangeable MD Member holding such Exchangeable Interest (a “Mandatory Exchange”), as follows:

(i) A Mandatory Exchange with respect to all Exchangeable Interests shall occur in the event of a Change in Control unless otherwise determined by the Incumbent Lazard Ltd Board;

(ii) Each of (1) LAZ-MD and (2) Lazard Ltd Sub A and Lazard Ltd Sub B (with the prior approval of the Lazard Ltd Board) shall be entitled to cause the Mandatory Exchange (including any Mandatory Lazard Group Exchange) with respect to all or any portion of the Exchangeable Interests, in such party’s or parties’ discretion (as applicable), beginning on the date that is the ninth anniversary of the IPO Date and ending thirty days thereafter (and during an equivalent 30 day period starting on each subsequent anniversary of the IPO Date); and

(iii) Each of (1) LAZ-MD and (2) Lazard Ltd Sub A and Lazard Ltd Sub B (with the prior approval of the Lazard Ltd Board) shall be entitled after the first anniversary of the date hereof to cause a Mandatory Exchange involving only a LAZ-MD Exchange (a “Partial LAZ-MD Mandatory Exchange”) with respect to all or any portion of the LAZ-MD Class II Interests in such party’s or parties’ discretion (as applicable) at any time in the event that such person determines, in good faith, that such Partial LAZ-MD Mandatory Exchange is necessary or advisable in light of actual or potential tax, legal or regulatory concerns.

The Exchangeable MD Member(s) to which any such Mandatory Exchange under this Section 8.3 shall apply, the “Mandatory Exchange Members,” and together with the Electing Members, the “Exchanging Members.” In the event of a transaction that would otherwise be a Change in Control but for the requirement in the definition thereof that a Change in Control be consummated after the first anniversary of the date hereof, a Mandatory Exchange with respect to all Exchangeable Interests shall occur on the first business day following the first anniversary of the date hereof unless otherwise determined by the Incumbent Lazard Ltd Board.

(b) Procedures. (i) Each Mandatory Exchange of a LAZ-MD Class II Interest shall be effected in accordance with Section 7.4 of the LAZ-MD Operating Agreement and Section 7.05(a) of the New Lazard Group Operating Agreement; provided, however, that each Partial LAZ-MD Mandatory Exchange shall be effected in accordance with Section 7.4 of the LAZ-MD Operating Agreement and Section 7.05(b) and Section 7.05(c) of the New Lazard Group Operating Agreement; and provided further that each Mandatory Lazard Group Exchange shall be effected in accordance with Section 7.05(b) of the New Lazard Group Operating Agreement.

(ii) A Mandatory Exchange pursuant to Section 8.3(a)(i) shall be consummated immediately prior to the applicable Change in Control or, at the discretion of Lazard Ltd Sub A and Lazard Ltd Sub B (with the prior approval of the Lazard Ltd Board), at an earlier time specified by Lazard Ltd Sub A and Lazard Ltd Sub B in order to permit the holders of the Exchangeable Interests to participate in such Change in Control together with the holders of Lazard Ltd Common Stock.

(iii) In the event of a Mandatory Exchange pursuant to Section 8.3(a)(ii) or Section 8.3(a)(iii), the party electing to cause the Mandatory Exchange shall provide written notice to each of LAZ-MD and Lazard Group of such election, which notice shall state (A) the clause of Section 8.3(a) pursuant to which such party is electing to cause the Mandatory Exchange, (B) whether the Mandatory Exchange shall apply to all or a portion of the Exchangeable Interests and, if it shall apply only to a portion thereof, to which Exchangeable

Interests such Mandatory Exchange shall apply, and (C) the date and time on which the Mandatory Exchange shall be consummated. If no date or time is specified in such notice, then such Mandatory Exchange shall be consummated 10 business days after the date of such notice.

(iv) In the event of any Mandatory Exchange, Lazard Ltd Sub A and Lazard Ltd Sub B shall use their respective reasonable best efforts to deliver notice thereof to the Mandatory Exchange Members not less than 30 days prior to the effective date of such Mandatory Exchange.

Notwithstanding anything to the contrary set forth herein, any failure to provide such notice for any reason shall not affect the validity or enforceability of any Mandatory Exchange.

SECTION 8.4 Exchangeable Interests Generally. (a) No New Issuances of Exchangeable Interests. LAZ-MD hereby agrees not to grant, issue or otherwise allocate any LAZ-MD Class II Interests (including any LAZ-MD Class II Units), or any securities exchangeable for or convertible into any LAZ-MD Class II Interests, other than the issuance of LAZ-MD Class II Interests pursuant to the Exchange and the Forced Sale and the Initial Grant. Lazard Group hereby agrees not to grant, issue or otherwise allocate any Lazard Group Common Interests (including any Lazard Group Common Units), or any securities exchangeable for or convertible into any Lazard Group Common Interests, other than (1) the issuance to LAZ-MD of a Lazard Group Common Interest in connection with the recapitalization of the limited liability company interests of Lazard Group at the time of effectiveness of the New Lazard Group Operating Agreement, (2) the issuance of Lazard Group Common Interests to the Contributing Subsidiaries pursuant to the Financing Transactions, or (3) the issuance of Lazard Group Common Interests to the Contributing Subsidiaries or Lazard Ltd or its other Subsidiaries as set forth in Article IX.

(b) Transfers of Exchangeable Interests. No Exchangeable MD Member may transfer, sell, convey, assign, gift, hypothecate, pledge or otherwise dispose of, or encumber, any of its Exchangeable Interest except as permitted by the applicable Operating Agreement or pursuant to an exchange contemplated by this Article VIII. LAZ-MD shall have the right to effect a Lazard Group Exchange with respect to the Lazard Group Common Interest that it holds at any time in accordance with this Article VIII.

LAZ-MD hereby agrees that, notwithstanding anything herein to the contrary, it shall not transfer, sell, convey, assign, gift, hypothecate, pledge or otherwise dispose of all or any portion of the Lazard Group Common Interest it from time to time holds or agree to subject such Lazard Group Common Interest to a lien, pledge, security interest, right of first refusal, option or other similar limitation, except as contemplated or permitted by this Article VIII or as required by law.

(c) Repurchases of Exchangeable Interests. LAZ-MD may repurchase any LAZ-MD Class II Interest, and Lazard Group may repurchase any Lazard Group MD Common Interest, pursuant to a written agreement with the Exchangeable MD Member to transfer such Exchangeable Interest to LAZ-MD or Lazard Group, as applicable. Any repurchase of a LAZ-MD Class II Interest shall require the simultaneous sale by LAZ-MD, and repurchase by Lazard Group, of a portion of LAZ-MD’s Lazard Group Common Interest consisting of the number of

Lazard Group Common Units into which the LAZ-MD Class II Interest being repurchased would then be exchangeable pursuant to a LAZ-MD Exchange.

SECTION 8.5 No Fractional Shares. Notwithstanding anything to the contrary herein, Lazard Ltd Sub A and Lazard Ltd Sub B will not transfer any fractional shares of Lazard Ltd Common Stock upon any Lazard Group Exchange. In lieu thereof, in each Lazard Group Exchange, Lazard Ltd Sub A and Lazard Ltd Sub B will transfer shares of Lazard Ltd Common Stock rounded to the nearest whole share.

SECTION 8.6 Taxes. (a) In any MD Exchange, Lazard Group shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Lazard Group Common Interests or shares of Lazard Ltd Common Stock, as applicable, upon such MD Exchange; provided, that the holder of the Exchangeable Interest being so exchanged shall pay any such tax which is due because the holder requests the shares of Lazard Ltd Common Stock to be issued in a name other than the holder’s name. Lazard Ltd Sub A and Lazard Ltd Sub B may refuse to deliver the certificate representing the Lazard Ltd Common Stock being transferred to a person other than the Exchanging Member until Lazard Group receives a sum sufficient to pay any tax which will be due because the shares are to be transferred to a person other than the Exchanging Member. Nothing herein shall preclude any tax withholding required by law or regulation.

(b) By effecting an MD Exchange, a holder of an Exchangeable Interest agrees to treat the U.S. federal income tax consequences of its MD Exchange in a manner consistent with the U.S. federal income tax characterization described in the Tax Receivable Agreement.

SECTION 8.7 Lazard Ltd Common Stock. (a) Lazard Ltd covenants and agrees that it shall from time to time as may be necessary reserve, out of its authorized but unissued Lazard Ltd Common Stock, a sufficient number of shares of Lazard Ltd Common Stock solely to sell or otherwise transfer to Lazard Ltd Sub A and Lazard Ltd Sub B to effect the exchange of all outstanding Exchangeable Interests into shares of Lazard Ltd Common Stock pursuant to the MD Exchanges; provided that nothing contained herein shall preclude Lazard Ltd from satisfying its obligations in respect of the sale or other transfer of shares of Lazard Ltd Common Stock to Lazard Ltd Sub A and Lazard Ltd Sub B by delivery of (1) purchased shares which are held by any of its other Subsidiaries or (2) shares issued to any other Subsidiary of Lazard Ltd.

(b) In the event of any Lazard Group Exchange, Lazard Ltd Sub A and Lazard Ltd Sub B shall transfer the requisite shares of Lazard Ltd Common Stock to the Exchanging Member, in such proportions from each of Lazard Ltd Sub A and Lazard Ltd Sub B as such persons shall determine. All such shares of Lazard Ltd Common Stock will be duly authorized, validly issued, fully paid and nonassessable and will be free from preemptive rights and free of any lien or adverse claim created by Lazard Ltd Sub A, Lazard Ltd Sub B or Lazard Ltd.

(c) Lazard Ltd shall use its reasonable best efforts promptly to comply with all federal and state securities laws regulating the offer and delivery of shares of Lazard Ltd Common Stock upon exchange of Exchangeable Interests, if any, and to list or cause to have quoted such shares of Lazard Ltd Common Stock on each national securities exchange or on the

Nasdaq National Market or other over-the-counter market or such other market on which the Lazard Ltd Common Stock is then listed or quoted; provided, however, that if rules of such automated quotation system or exchange permit Lazard Ltd to defer the listing of such Lazard Ltd Common Stock until the first exchange of the Exchangeable Interests into Lazard Ltd Common Stock in accordance with the provisions of this Article VIII, Lazard Ltd shall use its reasonable best efforts to list such Lazard Ltd Common Stock issuable upon exchange of the Exchangeable Interests in accordance with the requirements of such automated quotation system or exchange at such time.

SECTION 8.8 Adjustments to LAZ-MD Exchange Ratio. The LAZ-MD Exchange Ratio shall be appropriately adjusted in the event of any transfer, sale or other disposition of any Lazard Group Common Interests by LAZ-MD that would result in the number of Lazard Group Common Units held by LAZ-MD being less than the number of outstanding LAZ-MD Class II Units (other than, for the avoidance of doubt, pursuant to any Exchange). Any such transfer, sale or other disposition of any such Lazard Group Common Interests by LAZ-MD shall not affect or otherwise alter or adjust the Lazard Group Exchange Ratio except as provided in Section 8.9.

SECTION 8.9 Adjustments to Lazard Group Exchange Ratio. (a) In the event that Lazard Ltd shall:

(i) pay a dividend or make a distribution on shares of Lazard Ltd Common Stock in the form of shares of Lazard Ltd Common Stock;

(ii) subdivide the outstanding shares of Lazard Ltd Common Stock into a greater number of shares;

(iii) combine the outstanding shares of Lazard Ltd Common Stock into a smaller number of shares;

(iv) make a distribution on shares of Lazard Ltd Common Stock in shares of its share capital other than Lazard Ltd Common Stock; or

(v) issue by reclassification of the outstanding shares of Lazard Ltd Common Stock any shares of its share capital,

then the Lazard Group Exchange Ratio in effect immediately prior to such action shall be adjusted so that the holder of an Exchangeable Interest thereafter exchanged in accordance with this Article VIII may receive the number of shares of share capital of Lazard Ltd that it would have owned immediately following such action if it had exchanged its Exchangeable Interests in full for shares of Lazard Ltd Common Stock immediately prior to such action.

(b) In the event that Lazard Ltd shall issue to all or substantially all holders of Lazard Ltd Common Stock any rights, options or warrants (other than pursuant to any dividend reinvestment, share purchase or similar plan) entitling the holders thereof to subscribe for or purchase shares of Lazard Ltd Common Stock (or securities exchangeable for or convertible into such shares) for a period expiring within 60 days from the date of issuance of such rights, options or warrants at a price per share less than the Current Market Price as of the Time of

Determination, then the Lazard Group Exchange Ratio in effect immediately prior to such action shall be adjusted by multiplying it by a fraction:

(i) the numerator of which is the sum of (a) the number of shares of Lazard Ltd Common Stock (for the avoidance of doubt, excluding Exchangeable Interests) outstanding on the record date fixed for the applicable distribution plus (b) the total number of additional shares of Lazard Ltd Common Stock offered for subscription or purchase, and

(ii) the denominator of which is the sum of (a) the number of shares of Lazard Ltd Common Stock (for the avoidance of doubt, excluding Exchangeable Interests) outstanding on the record date fixed for the distribution plus (b) the total number of shares of Lazard Ltd Common Stock that the aggregate offering price of the total number of shares offered for subscription or purchase would purchase at the Current Market Price, except that no adjustment will be made if holders of the Exchangeable Interests may participate in the distribution on a basis and with the notice that the Lazard Ltd Board determines to be fair and appropriate. Any such adjustment shall be subject to further adjustment in order to preserve to the maximum extent practicable the economic rights of the Exchangeable Interests, with any such adjustment to be determined in good faith by the Lazard Ltd Board in consultation with the Board of Directors of LAZ-MD. The adjustment shall become effective immediately after the record date for the determination of shareholders entitled to receive the rights, warrants or options to which this Section 8.9(b) applies. To the extent that such rights, warrants or options are not exercised prior to their expiration (and as a result no additional shares of Lazard Ltd Common Stock are delivered or issued pursuant to such rights, warrants or options), the Lazard Group Exchange Ratio shall be readjusted to the Lazard Group Exchange Ratio that would then be in effect had the adjustments made upon the issuance of such rights, warrants or options been made on the basis of delivery or issuance of only the number of shares of Lazard Ltd Common Stock actually delivered or issued. “Time of Determination” means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options to which this Section 8.9(b) applies and (ii) the time immediately prior to the commencement of ex-dividend” trading for such rights, warrants or options on the NYSE or such other U.S. national or regional exchange or market on which the Lazard Ltd Common Stock are then listed or quoted. “Current Market Price” per share of Lazard Ltd Common Stock on any day means the average of the closing price per share of Lazard Ltd Common Stock on each of the 20 consecutive trading days ending on the earlier of the day in question and the day before the “ex date” with respect to the issuance requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance, means the first date on which the shares of Lazard Ltd Common Stock trade without the right to receive the issuance.

(c) In the event of (i) any reclassification or change of shares of Lazard Ltd Common Stock issuable upon exchange of the Exchangeable Interests (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 8.9(a) or Section 8.9(b)); (ii) any consolidation or merger or combination to which Lazard Ltd is a party other than a merger in which Lazard Ltd is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Lazard Ltd Common Stock; or (iii) any sale, transfer or other disposition of all or substantially all of the assets of Lazard Ltd, directly or indirectly, to any person as a result of which holders of Lazard Ltd Common Stock shall be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for Lazard Ltd Common Stock, then Lazard Ltd shall take all necessary action such that the Exchangeable Interests then outstanding shall be exchangeable into the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, change, combination, consolidation, merger, sale, transfer or other disposition by a holder of the number of shares of Lazard Ltd Common Stock deliverable upon exchange of such Exchangeable Interests immediately prior to such reclassification, change, combination, consolidation, merger, sale, transfer or other disposition. The provisions of this Section 8.9(c) shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.

SECTION 8.10 Beneficiaries of This Article. Notwithstanding anything herein to the contrary, LFCM shall not be deemed to be a party to, or beneficiary of, this Article VIII and shall have no rights, including any claim or cause or right of action, either in law or in equity, under this Article VIII.

ARTICLE IX

RELATIONSHIP AMONG THE PARTIES

SECTION 9.1 Scope of LAZ-MD Operations. LAZ-MD hereby agrees not to conduct any business other than as set forth in Section 2.5 of the LAZ-MD Operating Agreement.

SECTION 9.2 Parity of Lazard Group Common Units and Shares of Lazard Ltd Common Stock. It is the non-binding intention of each of Lazard Ltd and Lazard Group that, unless otherwise determined by the Lazard Ltd Board, the number of Lazard Group Common Units held directly or indirectly by Lazard Ltd shall at all times equal the number of outstanding shares of Lazard Ltd Common Stock (such that the number of Lazard Group Common Units held directly or indirectly by Lazard Ltd would be proportionately adjusted in the event of any issuance or repurchase by Lazard Ltd of shares of Lazard Ltd Common Stock by means of a parallel issuance or repurchase transaction between Lazard Ltd and its applicable Subsidiaries and Lazard Group), and each of Lazard Ltd and Lazard Group agree to cooperate to effect the intent of this sentence. Any event that would result in an adjustment to the Lazard Group Exchange Ratio pursuant to Section 8.9(a) shall result in an equivalent and customary adjustment of the ratio of shares of Lazard Ltd Common Stock to Lazard Group Common Units established in the immediately preceding sentence to the extent necessary to preserve the economic rights of LAZ-MD and Lazard Ltd in Lazard Group, with such adjustment to be determined in good faith by the Lazard Ltd Board in consultation with LAZ-MD. Notwithstanding anything herein to the contrary, LFCM shall not be deemed to be a party to, or beneficiary of, this Section 9.2 and shall have no rights, including any claim or cause or right of action, either in law or in equity, under this Section 9.2.

SECTION 9.3 Lazard Ltd Expenses. It is the non-binding intention of Lazard Group and Lazard Ltd that Lazard Group shall reimburse Lazard Ltd for all reasonable third party costs, fees and expenses incurred by Lazard Ltd in the ordinary course of business, including all costs associated with all reports and other filings with the SEC. Notwithstanding anything herein to the contrary, LFCM shall not be deemed to be a party to, or beneficiary of, this Section 9.3 and shall have no rights, including any claim or cause or right of action, either in law or in equity, under this Section 9.3.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. This Agreement may be terminated by Lazard Group in its sole discretion at any time prior to the later of the consummation of the Separation and the consummation of the Recapitalization.

SECTION 10.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, no Party (or any member of its Group or any of its or its Group’s directors or officers) shall have any Liability or further obligation to any other Party.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Representations. Lazard Group represents on behalf of itself and each other member of the Lazard Group Companies, LFCM represents on behalf of itself and each other member of the LFCM Companies, and LAZ-MD represents on behalf of itself, as follows:

(a) each such person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party; and

(b) this Agreement has been duly executed and delivered by such person (if such person is a Party) and constitutes a valid and binding agreement of it enforceable against such person in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Party), and each of the other Ancillary Agreements to which it will be a party will be duly executed and delivered by it and will constitute a valid and binding agreement of it enforceable against such person in accordance with the terms thereof (assuming the due execution and delivery thereof by the other party or parties to such Ancillary Agreement).

SECTION 11.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the Ancillary Agreements shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

SECTION 11.3 Expenses. (a) Except as expressly set forth in this Agreement or in any Ancillary Agreement, and regardless whether or not the Separation or the Recapitalization is consummated, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements will be paid by the Party incurring such fees, costs or expenses.

(b) With respect to the Common Stock IPO Transaction, Lazard Ltd shall pay all third party costs, fees and expenses relating to the Common Stock IPO Transaction, all of the reimbursable expenses of the managing underwriters pursuant to the underwriting agreements, all of the costs of producing and filing the applicable Registration Statement (or any comparable foreign securities law filing) and printing, mailing and otherwise distributing the prospectus contained in such Registration Statement (or any comparable foreign securities law filing), as well as the underwriters’ discount as provided in the underwriting agreement.

(c) With respect to the Exchangeable Securities IPO Transaction, FinanceCo shall pay all third party costs, fees and expenses relating to the Exchangeable Securities IPO Transaction, all of the reimbursable expenses of the managing underwriters pursuant to the underwriting agreements, all of the costs of producing and filing the applicable Registration Statement (or any comparable foreign securities law filing) and printing, mailing and otherwise distributing the prospectus contained in such Registration Statement (or any comparable foreign securities law filing), as well as the underwriters’ discount as provided in the underwriting agreement

(d) With respect to the Debt Securities Offering, Lazard Group shall pay all third party costs, fees and expenses relating to the Debt Securities Offering, all of the reimbursable expenses of the managing underwriters pursuant to the underwriting agreements, all of the costs of producing and filing the Debt Securities Prospectus (or any comparable foreign securities law filing) and printing, mailing and otherwise distributing the prospectus contained in such Debt Securities Prospectus (or any comparable foreign securities law filing), as well as the underwriters’ discount as provided in the underwriting agreement.

For the avoidance of doubt, all costs, fees and expenses of the LFCM Companies arising in connection with LFCM’s broker-dealer subsidiary’s involvement as an underwriter in any of the Common Stock IPO Transaction, the Exchangeable Securities IPO Transaction and the Debt Securities Offering (regardless of when such costs, fees and expenses were or are incurred) shall be borne solely by the LFCM Companies.

SECTION 11.4 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

If to Lazard Group or any other Lazard Group Company (other than Lazard Ltd):

Lazard Group LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

Fax: (212) 332-5972

If to Lazard Ltd:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10020

Attention: General Counsel

Fax: (212) 332-5972

If to LFCM or any other LFCM Company:

LFCM Holdings LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Chief Executive Officer

Fax: (212) 332-1789

If to LAZ-MD:

LAZ-MD Holdings LLC

30 Rockefeller Plaza

New York, New York 10020

Attention: Board of Directors

Fax: (212) 332-5972

SECTION 11.5 Amendment, Modification or Waiver. This Agreement may be amended, modified, waived or supplemented, in whole or in part, only by a written agreement signed by all of the Parties; provided, that any amendment, modification, waiver or supplement to Article VIII shall only require a written agreement signed by Lazard Ltd, Lazard Group and LAZ-MD and, provided, further, that any amendment, modification, waiver or supplement to Section 9.2 or Section 9.3 shall only require a written agreement signed by Lazard Group and Lazard Ltd. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. The waiver by such Parties of any breach of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 11.6 Successors and Assigns; No Third Party Beneficiaries. (a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned or otherwise transferred, in whole or in part, by any Party without the prior written consent of each of the Parties.

(b) Except for the provisions of Article IV, which are also for the benefit of the Indemnitees, this Agreement is solely for the benefit of the Parties and is not intended to confer upon any other persons any rights or remedies hereunder.

SECTION 11.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 11.8 Negotiation. In the event of any dispute or disagreement between any of the Parties hereto (or any of their respective Group members) arising out of or in connection with this Agreement or any Ancillary Agreement (including with respect to the interpretation or performance of any provision hereof or thereof), the dispute or disagreement, upon written request of a Party, as applicable, shall be referred to representatives of the Parties involved in such dispute for decision, Lazard Ltd and Lazard Group being represented by their respective Chief Executive Officers, LFCM being represented by its Chief Executive Officer, and LAZ-MD being represented by its board of managers. Such applicable representatives of the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement or determine a means to resolve the dispute or disagreement. If such representatives do not agree upon a decision within 30 days after reference of the matter to them, the Parties shall be free to exercise all rights and remedies available to them under this Agreement or the applicable Ancillary Agreement.

SECTION 11.9 Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements to which it is a party were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and such Ancillary Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 11.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

SECTION 11.11 Delaware Court. Each of the Parties agrees that all actions or proceedings arising out of or in connection with this Agreement or any Ancillary Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or any Ancillary Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement or any Ancillary Agreement, or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

SECTION 11.12 Interpretation; Conflict with Ancillary Agreements. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. The provisions of this Agreement shall govern in the event of any conflict between any provision of this Agreement and that of any Ancillary Agreement, and the Parties shall execute or cause to be executed an amendment, if necessary in their good faith judgment, to such Ancillary Agreement to remove such conflict.

SECTION 11.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.14 Additional Parties. Each of Lazard Ltd Sub A and Lazard Ltd Sub B may be added as parties to this Agreement for the purposes of Article VIII and this Article XI only after the date hereof by execution of a written agreement signed by such person to become a party hereto. It is expressly agreed that this Agreement shall become effective and be in full force and effect immediately upon the execution and delivery hereof by each of the Parties set forth in the Preamble hereto. Until such time as Lazard Ltd Sub A and Lazard Ltd Sub B are added as parties hereto in accordance with this Section 11.14, Lazard Ltd shall cause each of Lazard Ltd Sub A and Lazard Ltd Sub B to comply with its obligations and responsibilities under Article VIII.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

LAZARD LTD

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Director and Vice President

LAZARD LLC

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Chief Financial Officer

LAZ-MD HOLDINGS LLC

By:	/s/ Scott D. Hoffman
Name: Scott D. Hoffman
Title: Member

LFCM HOLDINGS LLC

By:	/s/ Michael J. Castellano
Name: Michael J. Castellano
Title: Authorized Signatory

[Signature Page to Master Separation Agreement]